As filed with the U.S. Securities and Exchange Commission on April 7, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MULLEN AUTOMOTIVE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34887	86-3289406
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1405 Pioneer Street,

Brea, California 92821

(714) 613-1900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Michery

President, CEO and Chairman

1405 Pioneer St

Brea, CA 92821

Tel: (714) 613-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Katherine J. Blair

Michael W. Kelker

Jones Day

555 South Flower Street, 50th Floor

Los Angeles, CA 90071-2300

(213) 489-3939

Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 7, 2025

PRELIMINARY PROSPECTUS

MULLEN AUTOMOTIVE INC.

200,000,000 Shares of Common Stock

This prospectus of Mullen Automotive Inc., a Delaware corporation (the “Company” or “Mullen”), relates solely to the resale by the investors listed in the section of this prospectus entitled “Selling Stockholders” (collectively, with any of such stockholders’ transferees, pledgees, assignees, distributees, donees or successors-in-interest, the “Selling Stockholders”) of up to 200,000,000 shares (“Offered Shares”) of our common stock, par value $0.001 per share (“Common Stock”), issuable upon conversion of convertible notes (the “Notes”) and exercise of warrants to purchase shares of our Common Stock (the “Warrants”) issued pursuant to Securities Purchase Agreements, including additional investment rights, dated May 14, 2024, January 23, 2025 and February 5, 2025, between the Company and all or certain of the Selling Stockholders. As of March 25, 2025, there were outstanding approximately $28 million aggregate principal amount and accumulated interest of Notes, convertible into an aggregate of 75,057,714 shares of Common Stock, and Warrants exercisable, on a cash basis, for an aggregate of 16,447,490 shares of Common Stock, which were issued pursuant to the Securities Purchase Agreements dated May 14, 2024, January 23, 2025 and February 5, 2025 and which total amount represents approximately 63% beneficial ownership of the shares of Common Stock outstanding as of that date. For a description of the Notes and Warrants, including the conversion and exercise provisions, see “Private Placements of Notes and Warrants”. Each share of Common Stock offered under this prospectus has associated with it one right to purchase from us one ten-thousandth of a share of our Series A-1 Junior Participating Preferred Stock, par value $0.001 per share, under our Rights Agreement (as defined herein). Please see the section entitled “Description of Securities— Rights Agreement; Series A-1 Junior Participating Preferred Stock” in this prospectus for a more detailed discussion.

The additional shares of our Common Stock included in this prospectus are being registered for resale pursuant to the terms of the Registration Rights Agreement to cover additional shares of Common Stock that may be issuable under the conversion, exercise and anti-dilution provisions contained in the terms of the Notes and Warrants and described herein under “Private Placements of Notes and Warrants.”

Our registration of the Offered Shares covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Offered Shares. The Selling Stockholders may sell the Offered Shares covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution” of this prospectus. We will not receive any of the proceeds from the Offered Shares sold by the Selling Stockholders, other than any proceeds from any cash exercise of the Warrants.

No underwriter or other person has been engaged to facilitate the sale of our Common Stock in this offering. The Selling Stockholders and any broker-dealers or agents may, individually but not severally, be deemed to be an “underwriter” within the meaning of the Securities Act, of the shares of Common Stock that they are offering pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of the Offered Shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of Common Stock.

You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus carefully before you invest. Our Common Stock is listed on The Nasdaq Capital Market under the symbol “MULN”. On April 4, 2025, the last reported sale price of our Common Stock on The Nasdaq Capital Market was $0.0775 per share.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, are eligible for reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary - Implications of Being a Smaller Reporting Company”.

Investing in our securities involves a high degree of risk. Before making any investment in our securities, you should read and carefully consider the risks described in this prospectus under the heading “Risk Factors” beginning on page 10 of this prospectus and in our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). Under this registration process, the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholders of the securities offered by them described in this prospectus, other than any proceeds from any cash exercise of the Warrants.

Before you invest in our securities, you should read carefully the registration statement (including the exhibits thereto) of which this prospectus forms a part, this prospectus, and any accompanying prospectus supplement. We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to this offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained, or incorporated by reference, in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered, or securities are sold, on a later date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “continue,” “possible,” “intend,” “may,” “might,” “will,” “could,” would” or “should” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and the documents incorporated by reference in this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, development, manufacturing and sales of our vehicles, our operations, prospects, strategies, and the industry in which we operate. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

You should read this prospectus, the documents incorporated by reference in this prospectus, and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. All forward-looking statements are based upon information available to us on the date of this prospectus.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition, business and prospects may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition, business and prospects are consistent with the forward-looking statements contained (or incorporated by reference) in this prospectus, those results may not be indicative of results in subsequent periods.

Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward- looking statements due to several factors, including those set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as such risk factors may be amended, supplemented, or superseded from time to time by other reports we file with the SEC, including subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement. See “Where You Can Find More Information” and “Information Incorporated by Reference.” The factors set forth below under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

You should read this prospectus, the documents incorporated by reference in this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

iii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and in documents incorporated by reference. This summary is not complete and may not contain all the information you should consider before investing in our securities. You should read this entire prospectus and the documents incorporated by reference in this prospectus carefully, especially the risks of investing in our securities discussed under the heading “Risk Factors,” and our financial statements and related notes incorporated by reference in this prospectus before making an investment decision. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus and the documents incorporated by reference in this prospectus to, the “Company”, “we”, “us”, “our”, “Mullen” and “MULN” refer to Mullen Automotive Inc., a Delaware corporation, and its consolidated subsidiaries. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

Our Company

Mullen Automotive is a Southern California-based technology and automotive company that is building and delivering the newest generation of Commercial Trucks.

The Company entered the Commercial Truck Business executing two opportunistic acquisitions in the later part of 2022. On September 7, 2022, the first acquisition of Bollinger Motors was announced. The purchase price was $148.6 million in cash and stock for a 60% controlling interest, which provided Mullen with majority ownership of Bollinger Motors, Inc. This provided Mullen short term entry into the medium duty truck classes 4-6, and also the possibility to enter the Sport Utility and Pick Up Truck EV segments. In accordance with the stock purchase agreement signed on July 26, 2024, the Company, as part of activities to launch production in the Bollinger segment, invested an additional $12.7 million in newly issued shares of the subsidiary ($18.7 million by January 23, 2025), increasing controlling interest of the Company to 66% on a fully diluted basis at September 30, 2024 (and to approximately 68% by January 23, 2025).

The second acquisition was in October 2022, when the U.S. Bankruptcy Court approved the Company’s acquisition of ELMS’ (Electric Last Mile Solutions) assets in an all-cash purchase of $105 million, which includes approximately of $10 million vendor payables assumed at closing. With this transaction, Mullen acquired a manufacturing plant in Mishawaka, Indiana and all the intellectual property needed to engineer and build Class 1 and Class 3 electric vehicles.

These two acquisitions gave Mullen a portfolio in the Commercial EV truck market with vehicles ranging from Class 1 to 6 where the Company believes there is very little current competition and, in some segments, no other announced entries.

The Tunica Mississippi manufacturing plant was equipped during 2023 as the Mullen Commercial Manufacturing Center. Tunica was commissioned with two lines to manufacture the Class 1 and 3 vehicles and began shipping Class 3 trucks in September 2023 and Class 1 vans in November 2023. Bollinger Motors has a contract manufacturing relationship with Roush Enterprises in Livonia, Michigan that began producing Class 4 trucks in September, 2024.

The third key strategic transaction was the purchase of the assets of Romeo Battery. This established the base for in house manufacturing of modules and packs for Mullen vehicles as well the possibility for sales to non-Mullen customers as well.

The Mullen FIVE, the Company’s first planned consumer electric crossover, has been put on hold as Mullen focuses its efforts and resources on the commercial EV market segment that we believe has more opportunities.

Private Placements of Notes and Warrants

As further described below, the Company has previously issued 5% Original Issue Discount Senior Secured Notes (the “Notes”) convertible into shares of Common Stock (the “Note Shares”) and five-year warrants (the “Warrants”) exercisable for 200% of the shares of Common Stock underlying such Notes at an exercise price equal to 105% of closing sale price of the Common Stock on execution date, subject to further adjustment (the “Warrant Shares”). The Notes accrue interest at a rate of 15% per annum, have an original issue discount of 5% and mature four months from the date of issuance. As security for payment of the amounts due and payable under the Notes, the Company granted a continuing security interest in all of its right, title and interest in, its assets, whether owned, existing, acquired or arising and wherever located. The Warrants may be exercised for cash or on a cashless basis based upon a predefined Black Scholes Value. In the event that the Company has met certain conditions and the stock has increased 250% from the then-conversion price of the Notes for 10 consecutive days, the Company will be entitled to require the holders to exercise the Warrants for cash.

As of March 25, 2025, there were outstanding approximately $28 million aggregate principal amount and accumulated interest of Notes, convertible into an aggregate of 75,057,714 shares of Common Stock, and Warrants exercisable, on a cash basis, for an aggregate of 16,447,490 shares of Common Stock, which were issued pursuant to the Securities Purchase Agreements (as defined below).

May 2024 Financing

On May 14, 2024, the Company entered into a securities purchase agreement (the “2024 Securities Purchase Agreement”), with certain investors, pursuant to which, upon the terms and subject to the conditions contained therein, the investors agreed to purchase Notes in an aggregate principal amount of $52.6 million (the “2024 Notes”) and Warrants (the “2024 Warrants”). Except as described below, the outstanding principal and accrued but unpaid interest on the 2024 Notes may be converted by the holder into shares of Common Stock at the lower of (i) $32,946.00, (ii) 95% of the closing sale price of the Common Stock on the date that the Initial Registration Statement (defined below) was declared effective, or (iii) 95% of the lowest daily volume weighted average price in the five trading days prior to such conversion date, provided, that the conversion price will not be less than $1.16 per share, which amount is not subject to adjustment.

For the period beginning on the execution date and ending on the one year anniversary from the later of (i) the date registration statements registering the shares issuable upon conversion of all of the 2024 Notes and exercise of all the 2024 Warrants is declared effective or (ii) the date the Company has obtained stockholder approval for the issuance of the shares, the investors have the right, but not the obligation, to purchase up to an additional $52.6 million of 2024 Notes and related 2024 Warrants on the same terms and conditions as provided in the 2024 Securities Purchase Agreement (the “Original Additional Investment Right”).

Upon execution of the 2024 Securities Purchase Agreement, the investors purchased an initial aggregate principal amount of $13.2 million, or $12.5 million including the 5% original issue discount, of 2024 Notes, and received 2024 Warrants. On July 9, 2024, the investors purchased an additional initial aggregate principal amount of $10.5 million, or $10.0 million including the 5% original issue discount, of 2024 Notes and received 2024 Warrants, and on July 15, 2024, the investors purchased an additional initial aggregate principal amount of $29.0 million, or $27.5 million including the 5% original issue discount, of 2024 Notes and received 2024 Warrants.

On July 8, 2024, as part of the Original Additional Investment Right, one investor exchanged 76,923 shares of Series E Preferred Stock for an initial aggregate principal amount of $3.2 million, or $3.0 million including the 5% original issue discount, of 2024 Notes and received 2024 Warrants. On September 25 and 27, and October 2, 2024, pursuant to the Original Additional Investment Rights, the investors purchased an additional initial aggregate principal amount of approximately $13.2 million (or $12.5 million excluding the 5% original issue discount) of 2024 Notes and received 2024 Warrants.

On December 12, 2024, as part of the Original Additional Investment Right, certain investors purchased an additional aggregate principal amount of approximately $4.4 million (or $4.6 million including the 5% original issue discount) of 2024 Notes and received 2024 Warrants. In connection with the purchase of the additional 2024 Notes and 2024 Warrants, the Company and the exercising investors also entered into an Additional Investment Right Agreement whereby for a one-year period ending on December 12, 2025, those investors have the right, but not the obligation, to purchase from the Company additional 2024 Notes in an aggregate principal amount of approximately $4.6 million, and related 2024 Warrants, on the same terms and conditions as provided in the 2024 Securities Purchase Agreement (the “New Additional Investment Right”).

On December 26, and December 30, 2024, pursuant to the Original Additional Investment Right, the Company issued an additional aggregate principal amount of approximately $4.2 million (or $4.0 million including the 5% original issue discount) of Notes (the “December 2024 Notes”) and received Warrants exercisable on a cash basis for an aggregate of 137,599 shares of Common Stock (the “December 2024 Warrants”). The December 2024 Notes and December 2024 Warrants have the same terms and conditions as the previously issued Notes and Warrants, except that (a) the December 2024 Notes may be converted into shares of Common Stock at the lower of (i) $60.99, (ii) 95% of the closing sale price of the Common Stock on the date that the Initial Registration Statement (as defined below) is declared effective, or (iii) 95% of the lowest daily volume weighted average price (“VWAP”) in the five trading days prior to such conversion date, provided that the conversion price will not be less than $0.21 per share (not subject to adjustment), and (b) the December 2024 Warrants have an exercise price of $67.20 per share and may also be exercised via a cashless exercise with a floor of $0.60 (subject to adjustment).

On December 31, 2024, pursuant to the Original Additional Investment Right, an investor purchased an additional aggregate principal amount of approximately $5.3 million (or $5.0 million including 5% original issue discount) of Notes and received Warrants exercisable on a cash basis for an aggregate of 320 shares of Common Stock. In connection with the purchase of the additional Notes and Warrants, the Company and the investor entered into an Additional Investment Rights Agreement (the “December 31 Additional Investment Right” and together with the Original Additional Investment Right and the New Additional Investment Right, the “Additional Investment Rights”) whereby for a one-year period ending on December 31, 2025, the investor has the right, but not the obligation, to purchase from the Company additional Notes in an aggregate principal amount of up to approximately $5.3 million (or $5.03 million including the 5% original issue discount), and related Warrants, on the same terms and conditions as provided in the 2024 Securities Purchase Agreement, except for the following: (i) the conversion price of the Notes will be equal to a 5% discount to the lower of (a) the closing sale price of the Common Stock on the trading day immediately prior to the date of issuance of such Notes, (b) the closing sale price of the Common Stock on the date on which the Initial Registration Statement (as defined in the Registration Rights Agreement) registering at least the number of shares of Common Stock equal to the Initial Required Registration Amount (as defined in the Registration Rights Agreement) is declared effective by the SEC and (c) the lowest daily VWAP in the five trading days prior to such Conversion Date, subject to adjustment as provided therein; provided, that, notwithstanding anything to the contrary contained in the Note, the Conversion Price will not be less than a 20% discount of the price determined pursuant to prong (a); and (ii) each Warrant will have an exercise price equal to 105% of the closing sale price of the Common Stock on the trading day immediately prior to the date of issuance of such Warrant.

On February 20, 2025, pursuant to the December 31 Additional Investment Right, the Company issued an additional aggregate principal amount of approximately $1.6 million (or $1.5 million including the 5% original issue discount) of Notes and Warrants exercisable on a cash basis for an aggregate of 647,110 shares of Common Stock. The outstanding principal and accrued but unpaid interest on the Notes may be converted by the holder into shares of Common Stock at the lower of (i) $4.88, (ii) 95% of the closing sale price of the Common Stock on the date that the registration statement is declared effective, or (iii) 95% of the lowest daily volume weighted average price in the five trading days prior to such conversion date, provided, that the conversion price will not be less than $1.03, not subject to adjustment. The Warrants have an exercise price of $5.40 and may also be exercised via a cashless exercise with a floor of $0.01, not subject to adjustment.

On March 20, 2025, pursuant to the December 31 Additional Investment Right, the Company issued an additional aggregate principal amount of approximately $1.6 million (or $1.5 million including the 5% original issue discount) of Notes and Warrants exercisable on a cash basis for an aggregate of 9,868,422 shares of Common Stock. The outstanding principal and accrued but unpaid interest on the Notes may be converted by the holder into shares of Common Stock at the lower of (i) $0.32, (ii) 95% of the closing sale price of the Common Stock on the date that the registration statement is declared effective, or (iii) 95% of the lowest daily volume weighted average price in the five trading days prior to such conversion date, provided, that the conversion price will not be less than $0.07 per share, not subject to adjustment. The Warrants have an exercise price of $0.36 per share and may also be exercised via a cashless exercise with a floor of $0.01, not subject to adjustment.

On March 28, 2025, pursuant to the December 31 Additional Investment Right, the Company issued an additional aggregate principal amount of approximately $1.4 million (or $1.35 million including the 5% original issue discount) of Notes and Warrants exercisable on a cash basis for an aggregate of 25,837,321 shares of Common Stock. The outstanding principal and accrued but unpaid interest on the Notes may be converted by the holder into shares of Common Stock at the lower of (i) $0.11, (ii) 95% of the closing sale price of the Common Stock on the date that the registration statement is declared effective, or (iii) 95% of the lowest daily volume weighted average price in the five trading days prior to such conversion date, provided, that the conversion price will not be less than $0.02 per share, not subject to adjustment. The Warrants have an exercise price of $0.13 per share and may also be exercised via a cashless exercise with a floor of $0.01, not subject to adjustment.

The Notes and Warrants are not convertible by a holder to the extent that the holder or any of its affiliates would beneficially own in excess of 9.9% of the Common Stock. Plus, the December 2024 Notes, the December 2024 Warrants, and Notes and Warrants that may be issued pursuant to the New Additional Investment Right and the December 31 Additional Investment Right are not convertible to the extent the aggregate number of shares of Common Stock issued in connection with such at any time exceeds 19.9% of the total number of shares of Common Stock outstanding or of the voting power of the Common Stock outstanding as of the date of execution of such agreements, unless the Company obtains stockholder approval in compliance with Nasdaq Listing Rule 5635(d). The Company has agreed to hold a meeting of its stockholders for the purpose of obtaining such stockholder approval.

The Warrant Exchange Agreement

On February 7, 2025, the Company and certain investors entered into a Warrant Exchange Agreement whereby the Company agreed to issue to the investors new warrants (the “New Warrants”) in exchange for the warrants listed below (the “Existing Warrants”):

Existing Warrant Date	Shares issuable upon Cash Exercise	Expiration Date
May 14, 2024	2,384	May 14, 2029
July 9, 2024	21,194	July 9, 2029
July 15, 2024	36,515	July 15, 2029
Sept. 30 & Oct. 2, 2024	47,928	Sept. 30 & Oct. 2, 2029
Dec. 12, 2024	16,862	Dec. 12, 2029
Dec. 26, 2024	6,191,950	Dec. 26, 2029
Dec. 31, 2024	2,083,155	Dec. 31, 2029

The New Warrants have the same terms and conditions as the Existing Warrants, including the number of shares issuable upon cash exercise and a term of five years from the date of original issuance of the Existing Warrants, except that the exercise price floor in the formula for the cashless exercise of the New Warrants is $0.01, not subject to adjustment for stock dividends, subdivisions, or combinations as described in the New Warrants. The New Warrants continue to be governed by the terms of the 2024 Securities Purchase Agreement.

January 2025 Financing

On January 23, 2025, the Company entered into a securities purchase agreement (the “January 2025 Securities Purchase Agreement”) with certain investors, pursuant to which upon the terms and subject to the conditions contained therein, the investors agreed to purchase an aggregate principal amount of $6.3 million of Notes (the “January 2025 Notes”) and Warrants (the “January 2025 Warrants”). The outstanding principal and accrued but unpaid interest on the January 2025 Notes may be converted by the holder into shares of Common Stock at the lower of (i) $23.60, (ii) 95% of the closing sale price of the Common Stock on the date that the registration statement is declared effective, or (iii) 95% of the lowest daily volume weighted average price in the five trading days prior to such conversion date, provided, that the conversion price will not be less than $0.08 per share, which amount is not subject to adjustment.

For a period beginning on January 23, 2025 and ending on the one year anniversary from the later of (i) the date a registration statement covering all registrable securities is declared effective or (ii) the date the Company has obtained stockholder approval (as described below), the investors have investment rights to purchase from time to time additional Notes in the aggregate principal amount of up to approximately $6.3 million and related Warrants on the same terms and conditions as the January 2025 Notes and January 2025 Warrants (the “January 2025 Additional Investment Right”).

On February 24, 2025, March 28, 2025 and April 4, 2025, pursuant to the January 2025 Additional Investment Right (as defined below), the Company issued an additional aggregate principal amount of $3.2 million (or $3.04 million including the 5% original issue discount) of Notes and Warrants exercisable on a cash basis for an aggregate of 273,507 shares of Common Stock. The outstanding principal and accrued but unpaid interest on the Notes may be converted by the holder into shares of Common Stock at the lower of (i) $23.40, (ii) 95% of the closing sale price of the Common Stock on the date that the registration statement is declared effective, or (iii) 95% of the lowest daily volume weighted average price in the five trading days prior to such conversion date, provided, that the conversion price will not be less than $0.08, not subject to adjustment. The Warrants have an exercise price of $25.80 and may also be exercised via a cashless exercise with a floor of $0.01, not subject to adjustment.

February 2025 Financing

On February 5, 2025, the Company entered into a securities purchase agreement (the “February 2025 Securities Purchase Agreement” and together with the 2024 Securities Purchase Agreement and the January 2025 Securities Purchase Agreement, the “Securities Purchase Agreements”), with certain investors, pursuant to which upon the terms and subject to the conditions contained therein, the investors agreed to purchase an aggregate principal amount of $3.1 million of Notes (the “February 2025 Notes” and together with the January 2025 Notes, the “2025 Notes”) and Warrants (the “February 2025 Warrants” and together with the January 2025 Warrants, the “2025 Warrants”). The outstanding principal and accrued but unpaid interest on the February 2025 Notes may be converted by the holder into shares of Common Stock at the lower of (i) $0.25, (ii) 95% of the closing sale price of the Common Stock on the date that the registration statement is declared effective, or (iii) 95% of the lowest daily volume weighted average price in the five trading days prior to such conversion date, provided, that the conversion price will not be less than $0.05 per share, which amount is not subject to adjustment.

For a period beginning on February 5, 2025 and ending on the one year anniversary from the later of (i) the date a registration statement covering all registrable securities is declared effective or (ii) the date the Company has obtained stockholder approval (as described below), the investors have investment rights to purchase from time to time additional Notes in the aggregate principal amount of up to approximately $3.1 million and related Warrants on the same terms and conditions as the February 2025 Notes and February 2025 Warrants (the “February 2025 Additional Investment Right”).

The 2025 Notes and 2025 Warrants are not convertible by a holder to the extent that the holder or any of its affiliates would beneficially own in excess of 9.9% of the Common Stock. Plus, the 2025 Notes and 2025 Warrants are not convertible to the extent the aggregate number of shares of Common Stock issued in connection with the conversion of all 2025 Notes and 2025 Warrants at any time exceeds 19.9% of the total number of shares of Common Stock outstanding or of the voting power of the Common Stock outstanding as of the date of execution of the Securities Purchase Agreement (the “Exchange Cap”), unless the Company obtains stockholder approval in compliance with Nasdaq Listing Rule 5635(d). The Company has agreed to hold a meeting of its stockholders for the purpose of obtaining stockholder approval for the issuance of all of the shares issuable upon conversion of the 2025 Notes or exercise of the 2025 Warrants in excess of the Exchange Cap.

Registration Rights Agreements

In connection with entering into the Securities Purchase Agreements, the Company and the Selling Stockholders have also executed registration rights agreements (the “Registration Rights Agreements”), which also apply to the New Additional Investment Right and the December 31 Additional Investment Right, pursuant to which the Company agreed to prepare and file one or more registration statements with the SEC covering the resale of all registrable securities. The Company also agreed to provide certain piggyback registration rights to the investors. In addition, pursuant to the Registration Rights Agreements, the Company is required to use its reasonable best efforts to keep the registration statements continuously effective from the date on which the SEC declares such registration statement to be effective until such date that all registrable securities covered by the registration statements have been sold pursuant to a registration statement under the Securities Act, under Rule 144 as promulgated by the SEC under the Securities Act (“Rule 144”), or otherwise shall have ceased to be “registrable securities” (as defined therein). With certain exceptions, the Company may not file another registration statement that does not relate to the registrable securities until the 30th day anniversary of the first date on which the resale by the investors is covered by one or more registration statement.

An initial registration statement registered for resale, by the Selling Stockholders listed therein, shares of Common Stock issuable upon exercise of 2024 Notes and 2024 Warrants, and was declared effective on May 29, 2024 (the “Initial Registration Statement”). Subsequently, the Company filed additional registration statements that registered for resale, by the selling stockholders listed therein, shares of Common Stock issuable upon exercise of 2024 Notes and 2024 Warrants, which were declared effective on August 2, 2024, September 13, 2024, February 7, 2025 and March 14, 2025.

In the event that (i) sales cannot be made pursuant to a registration statement or the prospectus contained therein is not properly available for any reason for more than five consecutive calendar days or more than an aggregate of 10 calendar days during any 12-month period or (ii) a registration statement is not effective for any reason or the prospectus contained therein is not properly available for use for any reason, and the Company fails to file with the SEC any required reports under the Exchange Act, then the Company has agreed (unless the Registrable Securities are freely tradable pursuant to Rule 144) to make payments to each investor as liquidated damages in an amount equal to 1.5% of such investor’s total committed purchase price for the registrable securities affected by such failure and an additional 1.5% on every 30 day anniversary, with a maximum of 12 payments (except with respect to clause (ii)). Such payments will bear interest at the rate of 10% per month (prorated for partial months) until paid in full and may be paid in shares of Common Stock at the option of the Company.

Recent Developments

Reverse Stock Split

Effective February 18, 2025, the Company implemented a reverse stock split at a ratio of 1-for-60 shares (the “Reverse Stock Split”). The Reverse Stock Split did not change the authorized number of shares or the par value of the Common Stock nor modify any voting rights of the Common Stock. No fractional shares were issued in connection with the Reverse Stock Split and each fractional share resulting from the Reverse Stock Split were rounded up to the next whole share on the participant level.

All historical share and per share amounts reflected throughout this prospectus have been adjusted to reflect the Reverse Stock Split. However, our periodic and current reports, and all other documents that were filed prior to February 18, 2025 do not give effect to the Reverse Stock Split. The following table presents selected share information reflecting on a retroactive basis the reverse stock splits for the periods provided below. The following selected share information has been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2024, filed with the SEC on January 24, 2025, and our unaudited financial statements included in our Quarterly Report on Form 10-Q for the period ended December 31, 2024, filed with the SEC on February 19, 2025. Our historical results are not indicative of the results that may be expected in the future, and results of interim periods are not indicative of the results for the entire year.

	Year ended September 30,
	2024	2023
Weighted average shares outstanding, basic and diluted - previously reported	330,358	6,130
Weighted average shares outstanding, basic and diluted - post-split	5,506	102
Basic and diluted net loss per shares attributable to common stockholders - previously reported	$(1,425.61)	$(157,405.25)
Basic and diluted net loss per shares attributable to common stockholders - post-split	$(85,536.10)	$(9,459,746.91)

	Three months ended December 31,
	2024	2023
Weighted average shares outstanding, basic and diluted - previously reported	-	4,007,791
Weighted average shares outstanding, basic and diluted - post-split	173,762	668
Basic and diluted net loss per shares attributable to common stockholders - previously reported	$-	$(15.32)
Basic and diluted net loss per shares attributable to common stockholders - post-split	$(661.33)	$(91,940.42)

Bollinger Motors

On March 21, 2025, Robert Bollinger filed a complaint against Bollinger Motors, Inc., a majority-owned subsidiary of the Company (“Bollinger Motors”), in the U.S. District Court for the Eastern District of Michigan. In the complaint, Mr. Bollinger alleges breach of contract in connection with failure by Bollinger Motors to make a payment under the Amended and Restated Secured Promissory Note (the “Bollinger Note”) for $10.0 million entered into on October 24, 2024. Mr. Bollinger is seeking $10.5 million plus interest, attorney’s fees and costs and other damages arising from the breach and the appointment of a receiver over Bollinger Motors. Pursuant to its terms, the Bollinger Note bears interest at 15% per annum, with interest-only payments starting November 29, 2024, and principal repayment due by October 30, 2026, or earlier, upon an event of default (as described in the Bollinger Note). The Bollinger Note is secured by part of the assets of Bollinger Motors, excluding inventory and certain intellectual property that does not relate to commercial vehicles. On March 5, 2025, Mr. Bollinger provided Bollinger Motors a notice of default regarding non-payment under the terms of the Bollinger Note. Bollinger Motors made a payment and disputes the notice of default.

According to the terms of other outstanding convertible notes issued by the Company during 2024 and 2025 pursuant to various securities purchase agreements, if the Company or any subsidiary defaults on any other indebtedness in an aggregate amount in excess of $300,000, subject to any cure or grace period, then the holders of such convertible notes may declare the entire principal amount, together with all accrued interest, immediately due and payable and exercise any or all of its rights, powers, or remedies under the applicable documents or applicable law or available in equity. If a third party institutes liquidation proceedings against any subsidiary, which have not been dismissed within 30 days, then the principal amount and accrued interest of such convertible notes will become immediately due and payable automatically. Furthermore, upon any event of default under such convertible notes, the interest rate will automatically be increased to 20% per annum. If Bollinger Motors is found to be in default of the Bollinger Note, it may trigger a default provision in these other convertible notes.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our Common Stock held by non-affiliates is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million as of the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Corporate Information

The Company was originally formed on April 20, 2010, as a developer and manufacturer of electric vehicle technology. On November 5, 2021, the Company completed a reverse merger transaction with Net Element, Inc., which changed its name to “Mullen Automotive Inc.” Our subsidiaries are Mullen Investment Properties LLC, a Mississippi corporation, Ottava Automotive, Inc., a California corporation, Mullen Real Estate, LLC, a Delaware corporation, as well as a 60%-owned subsidiary Bollinger Motors Inc., a Delaware corporation.

Our principal executive offices are located at 1405 Pioneer Street, Brea, California 92821. The telephone number of our principal executive offices is (714) 613-1900. Our website address is http://www.mullensua.com. None of the information on our website or any other website identified herein is part of this prospectus or the registration statement of which it forms a part.

THE OFFERING

We are registering for resale by the Selling Stockholders named herein the 200,000,000 shares of our Common Stock as described below.

Securities being offered	200,000,000 shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants issued pursuant to the Securities Purchase Agreements. The additional shares of Common Stock included in this prospectus are being registered for resale pursuant to the terms of the Registration Rights Agreements to cover additional shares of Common Stock that may be issuable under the conversion, exercise and anti-dilution provisions contained in the terms of the Notes and Warrants and described herein under “Private Placements of Notes and Warrants.”

Shares of Common Stock outstanding prior to this offering	53,008,936 shares

Use of Proceeds	We will not receive any of the proceeds from the sale or other disposition of shares of Common Stock by the Selling Stockholders. However, we may receive the proceeds from any exercise of Warrants. See the section of this prospectus titled “Use of Proceeds.”

Market for Common Stock and Ticker Symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “MULN.” On April 4, 2025, the last reported sale price of our Common Stock on The Nasdaq Capital Market was $0.0775 per share.

Risk Factors	Investment in our securities involves a high degree of risk and could result in a loss of your entire investment. See “Risk Factors” beginning on page 10, and the other information included incorporated by reference in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in our securities.

The number of shares of Common Stock is based on shares of Common Stock outstanding as of March 25, 2025 and excludes, as of that date, the following:

●	Series A Preferred Stock convertible into 4 shares of Common Stock;

●	Series C Preferred Stock convertible into 1 share of Common Stock;

●	Series D Preferred Stock convertible into 1 shares of Common Stock;

●	Shares of Common Stock issuable upon conversion and exercise of Notes and Warrants;

●	Shares of Common Stock that may be issued pursuant to that certain common stock purchase agreement (the “ELOC Purchase Agreement”) with Esousa Holdings, LLC (the “ELOC Purchaser”) pursuant to which the ELOC Purchaser has agreed to purchase from the Company, at the Company’s direction from time to time, in its sole discretion, from and after July 5, 2024, and until the earlier of (i) the 36-month anniversary of the commencement date of thereof, or (ii) the termination of the ELOC Purchase Agreement in accordance with the terms thereof, shares of Common Stock, having a total maximum aggregate purchase price of $150,000,000, upon the terms and subject to the conditions and limitations set forth therein;

●	Shares of Common Stock that may be issued pursuant to the CEO Performance Stock Award Agreements (for further information, see the section entitled “Executive Compensation” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2024); and

●	21,084,928 shares of Common Stock (not subject to adjustment) available for future issuance pursuant to the Company’s 2022 Equity Incentive Plan, as amended.

RISK FACTORS

An investment in our securities has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below, the other information in this prospectus, and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2024 and our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2024, which is incorporated by reference and the other information in this prospectus. Any of the risks and uncertainties set forth herein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price or value of our securities. Additional risks not currently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us. As a result, you could lose all or part of your investment.

The Selling Stockholders may sell a large number of shares, resulting in substantial diminution to the value of shares of Common Stock held by our current stockholders.

Pursuant to the terms of the Notes and Warrants, they may not be converted into shares of Common Stock to the extent that the issuance of shares of Common Stock would cause the Selling Stockholder to beneficially own more than 9.99% of our then outstanding shares of Common Stock. However, we do not have the right to control the timing and amount of any sales by the Selling Stockholders of the shares registered for resale hereunder. In addition, these restrictions do not prevent the Selling Stockholders from selling shares of Common Stock received in connection with such conversions or exercises and then receiving additional shares of Common Stock in connection with a subsequent issuance. In this way, the Selling Stockholders could sell more than 9.99% of the outstanding shares of Common Stock in a relatively short time frame while never holding more than 9.99% at any one time.

The market price of shares of our Common Stock could decline as a result of substantial sales of our Common Stock, particularly sales by our directors, executive officers and significant stockholders. Further, the registration of the sale of shares of our Common Stock hereunder may create a circumstance commonly referred to as an “overhang” whereby a large number of shares of our Common Stock become available for sale or the perception in the market that holders of a large number of shares intend to sell their shares.

The existence of an overhang and the anticipation of such sales, whether or not sales have occurred or are occurring, could cause the market price of our Common Stock to fall. It could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our outstanding shares of convertible preferred stock contain anti-dilution protection, which may cause significant dilution to our stockholders.

As of March 25, 2025, we had outstanding 53,008,936 shares of Common Stock. As of that same date, we also had outstanding 648 shares of Series A Preferred Stock convertible into an aggregate of 4 shares of Common Stock, 458 shares of Series C Preferred Stock convertible into an aggregate of 1 share of Common Stock and 363,097 shares of Series D Preferred Stock convertible into an aggregate of 1 share of Common Stock. The issuance of shares of Common Stock upon the conversion of such shares of preferred stock would dilute the percentage ownership interest of holders of our Common Stock, dilute the book value per share of our Common Stock and increase the number of our publicly traded shares, which could depress the market price of our Common Stock.

In addition, preferred stock, convertible notes and warrants generally contain weighted average anti-dilution provisions which, subject to limited exceptions, would increase the number of shares issuable upon conversion of such securities (by reducing the conversion or exercise price) in the event that we in the future issue Common Stock, or securities convertible into or exercisable to purchase Common Stock, at a price per share lower than the conversion price then in effect.

Our commitments to issue shares of Common Stock or securities that are convertible into shares of Common Stock may cause significant dilution to our stockholders.

Upon conversion and exercise of Notes and Warrants, respectively, issued pursuant to the Securities Purchase Agreements, including additional investment rights, the Company is obligated to issue shares of Common Stock that may cause significant dilution to its stockholders. Furthermore, in February and March 2025, pursuant to new securities purchase agreements, the Company issued an aggregate principal amount of approximately $7.1 million of Notes and Warrants. The outstanding principal and accrued but unpaid interest on the Notes may be converted by the holder into shares of Common Stock at the lower of certain prices including 95% of the lowest daily VWAP in the five trading days prior to such conversion date. Plus, the conversion prices of the Notes will not be less than amounts of $1.16, $0.21, $0.08, and $0.05 per share, which amounts are not subject to adjustment. The Warrants may also be exercised via a cashless exercise based upon a predefined Black Scholes Value and with a floor of $0.01 (which is not subject to adjustment).

The Company has also adopted CEO Award Incentive Plan whereby the Chief Executive Officer is entitled to share-based awards generally calculated as 1-3% of then outstanding number of shares of Common Stock, issuable upon achievement of specific financial and operational targets (milestones) that are supposed to significantly increase value of the Company. Total shares of Common Stock to be issued under the Plans will depend on probability of the milestone achievement and on the number of shares of Common Stock outstanding on the day a milestone is achieved.

The issuance of additional shares Common Stock or issuance of shares of Common Stock upon the conversion of shares of Notes and exercise of the Warrants or upon sales pursuant to the ELOC Purchase Agreement, would dilute the percentage ownership interest of holders of our Common Stock, dilute the book value per share of our Common Stock and increase the number of our publicly traded shares, which could depress the market price of our Common Stock.

Our commitment to issue shares of Common Stock pursuant to the terms of the Notes, the ELOC Purchase Agreement, our preferred stock and Warrants could encourage short sales by third parties, which could contribute to the future decline of our stock price.

Our commitment to issue shares of Common Stock pursuant to the terms of the Notes, the ELOC Purchase Agreement, our preferred stock and Warrants has the potential to cause significant downward pressure on the price of our Common Stock. In such an environment, short sellers may contribute exacerbate any decline of our stock price. If there are significant short sales of our Common Stock, the share price of our Common Stock may decline more than it would in an environment without such activity. This may cause other holders of our Common Stock to sell their shares. If there are many more shares of our Common Stock on the market for sale than the market will absorb, the price of our Common Stock will likely decline.

The Selling Stockholders may participate in short sales of our Common Stock. They may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares. Such activity could cause a decline in the market price of the shares of our Common Stock.

Pursuant to the terms of the Securities Purchase Agreements, the Company may not be able to sell securities in order to obtain additional financing, which could force us to delay, limit, reduce or terminate our product development efforts or other operations.

During the period commencing on the execution dates of the Securities Purchase Agreements and ending on the date immediately following the 90th day after the latest of: (i) the execution date and (ii) the date on which a registration statement (or registration statements) registering for resale all registrable securities under registration statements has been declared effective by the SEC and (iii) the date on which stockholder approval is obtained, the Company has agreed, with certain exceptions, not to directly or indirectly issue, offer, sell, or otherwise dispose of (or make any announcement) any equity security or any equity-linked or related security, any convertible securities, debt (with or related to equity), any preferred stock or any purchase rights. The Company also agreed not to enter into any fundamental, transaction, such as a merger, sale of more than 50% of the outstanding voting shares, sale of substantially all assets, or business combination, unless the successor entity assumes all of the obligations of the Company under the Notes and Warrants and the other transaction documents. The Company may file more than one registration statement to register all shares of Common Stock issuable pursuant to the Notes and Warrants, including additional Notes and Warrants that may be issued pursuant to the additional investment rights.

If the Company agrees, with certain exceptions, not to directly or indirectly issue, offer, sell, or otherwise dispose of (or make any announcement) any equity security or any equity-linked or related security, any convertible securities, debt (with or related to equity), any preferred stock or any purchase rights and is unable to sell securities, then we may not have the necessary financing to carry out our business plan. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate our establishment of sales and marketing, manufacturing or distribution capabilities, development activities or other activities that may be necessary to commercialize our proposed products or other development activities. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

We may not be able to maintain compliance with the continued listing requirements of the NASDAQ Capital Market.

Our Common Stock is listed on the Nasdaq Capital Market. To maintain that listing, we must satisfy minimum financial and other requirements including, without limitation, a requirement that our closing bid price be at least $1.00 per share. Plus, if a company’s security has a closing bid price of $0.10 or less for 10 consecutive trading days, the Listing Qualifications department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) will issue a delisting determination. Since March 12, 2025, our Common Stock has closed at a price below $1.00.

During 2023 and 2024, we have received formal notices from the Nasdaq Staff that, based upon the closing bid price for our Common Stock, for the previous 30-consecutive business day period, the Company no longer satisfied the minimum bid price requirement for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). The Company has previously effected the following reverse stock splits in order to maintain or regain compliance with the Bid Price Rule: a 1-for-60 reverse stock split on February 18, 2025, a 1-for-100 reverse stock split on September 17, 2024, a 1-for-25 reverse stock split on May 4, 2023, a 1-for-9 reverse stock split on August 11, 2023 and a 1-for-100 reverse stock split on December 21, 2023. Plus, if needed, the Company may effectuate additional reverse stock splits.

While Nasdaq rules do not impose a specific limit on the number of times a listed company may effect a reverse stock split to maintain or regain compliance with the Bid Price Rule, Nasdaq has stated that a series of reverse stock splits may undermine investor confidence in securities listed on Nasdaq. Accordingly, if in the future the Company is not in compliance with the Bid Price Rule and effectuates another reverse stock split, Nasdaq may determine that it is not in the public interest to maintain our listing, even if we regain compliance with the Bid Price Rule.

In addition, on February 25, 2025, we received a written notice from the Staff notifying us that for the last 30 consecutive business days prior to the date of the notice, our Market Value of Listed Securities (“MVLS”) was less than the $35.0 million minimum required for continued listing on The Nasdaq Capital Market, as required by Nasdaq Listing Rule 5550(b)(2) (the “MVLS Listing Rule”). Additionally, as of the date of the notice, we also did not meet either of the alternative Nasdaq continued listing standards under the Nasdaq Listing Rules: stockholders’ equity of at least $2.5 million or net income of $500,000 from continuing operations in the most recently completed fiscal year or in two of the three most recently completed fiscal years. The Company has until August 25, 2025 to regain compliance with the MVLS Listing Rule. In order to regain compliance with the MVLS Listing Rule, the Company’s MVLS must meet or exceed $35.0 million for a minimum of ten consecutive business days during the 180-day compliance period after which the Staff will provide us written confirmation of compliance and the matter will be closed. In the event we do not regain compliance with the MVLS Listing Rule, the Staff will provide notice that our securities will be subject to delisting, at which time, we may appeal the delisting determination to a Nasdaq hearings panel. There can be no assurance that we will regain compliance with the MVLS Listing Rule or otherwise maintain compliance with any of the other Nasdaq listing requirements.

If our Common Stock ceases to be listed for trading on the Nasdaq Capital Market, we would expect that our Common Stock would be traded on one of the three tiered marketplaces of the OTC Markets Group (the “OTC Mkts”). If Nasdaq were to delist our Common Stock, it would be more difficult for our stockholders to dispose of our Common Stock and more difficult to obtain accurate price quotations on our Common Stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our Common Stock or warrants are not listed on a national securities exchange. The OTC Markets are generally regarded as a less efficient trading market than The Nasdaq Capital Market or Global Market or the New York Stock Exchange.

Although the OTC Mkts do not have any listing requirements, to be eligible for quotation on the OTC Mkts, issuers must remain current in their filings with the SEC or applicable regulatory authority. If we are not able to pay the expenses associated with our reporting obligations, we will not be able to apply for quotation on the OTC Board. Market makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. If we are delisted to the OTC Mkts and no market is ever developed for our Common Stock or warrants, it will be difficult for you to sell any shares you purchase in this offering. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of Common Stock by the Selling Stockholders.

We may receive proceeds from the exercise of the Warrants and issuance of the shares of our Common Stock issuable upon exercise of the Warrants. If all of the Warrants mentioned above were exercised for cash in full, the proceeds would be approximately $210 million. We intend to use the net proceeds of such Warrant exercise, if any, for general working capital. We can make no assurances that any of the Warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

PRIVATE PLACEMENTS OF NOTES AND WARRANTS

Private Placements of Notes and Warrants

As further described below, the Company has previously issued 5% Original Issue Discount Senior Secured Notes (the “Notes”) convertible into shares of Common Stock (the “Note Shares”) and five-year warrants (the “Warrants”) exercisable for 200% of the shares of Common Stock underlying such Notes at an exercise price equal to 105% of closing sale price of the Common Stock on execution date, subject to further adjustment (the “Warrant Shares”) or pursuant to a cashless exercise based on a predefined Black Scholes formula. As of March 25, 2025, there were outstanding approximately $28 million aggregate principal amount and accumulated interest of Notes, convertible into an aggregate of 75,057,714 shares of Common Stock, and Warrants exercisable, on a cash basis, for an aggregate of 16,447,490 shares of Common Stock, which were issued pursuant to the 2024 Securities Purchase Agreement, January 2025 Securities Purchase Agreement and February 2025 Securities Purchase Agreement (each as defined below).

May 2024 Financing

On May 14, 2024, the Company entered into a securities purchase agreement (the “2024 Securities Purchase Agreement”), with certain investors, pursuant to which, upon the terms and subject to the conditions contained therein, the investors agreed to purchase Notes in an aggregate principal amount of $52.6 million (the “2024 Notes”) and Warrants (the “2024 Warrants”). Except as described below, the outstanding principal and accrued but unpaid interest on the 2024 Notes may be converted by the holder into shares of Common Stock at the lower of (i) $32,946.00, (ii) 95% of the closing sale price of the Common Stock on the date that the Initial Registration Statement (defined below) was declared effective, or (iii) 95% of the lowest daily volume weighted average price in the five trading days prior to such conversion date, provided, that the conversion price will not be less than $1.16 per share, which amount is not subject to adjustment.

For the period beginning on the execution date and ending on the one year anniversary from the later of (i) the date registration statements registering the shares issuable upon conversion of all of the 2024 Notes and exercise of all the 2024 Warrants is declared effective or (ii) the date the Company has obtained stockholder approval for the issuance of the shares, the investors have the right, but not the obligation, to purchase up to an additional $52.6 million of 2024 Notes and related 2024 Warrants on the same terms and conditions as provided in the 2024 Securities Purchase Agreement (the “Original Additional Investment Right”).

Upon execution of the 2024 Securities Purchase Agreement, the investors purchased an initial aggregate principal amount of $13.2 million, or $12.5 million including the 5% original issue discount, of 2024 Notes, and received 2024 Warrants. On July 9, 2024, the investors purchased an additional initial aggregate principal amount of $10.5 million, or $10.0 million including the 5% original issue discount, of 2024 Notes and received 2024 Warrants, and on July 15, 2024, the investors purchased an additional initial aggregate principal amount of $29.0 million, or $27.5 million including the 5% original issue discount, of 2024 Notes and received 2024 Warrants.

On July 8, 2024, as part of the Original Additional Investment Right, one investor exchanged 76,923 shares of Series E Preferred Stock for an initial aggregate principal amount of $3.2 million, or $3.0 million including the 5% original issue discount, of 2024 Notes and received 2024 Warrants. On September 25 and 27, and October 2, 2024, pursuant to the Original Additional Investment Rights, the investors purchased an additional initial aggregate principal amount of approximately $13.2 million (or $12.5 million excluding the 5% original issue discount) of 2024 Notes and received 2024 Warrants.

On December 12, 2024, as part of the Original Additional Investment Right, certain investors purchased an additional aggregate principal amount of approximately $4.4 million (or $4.6 million including the 5% original issue discount) of 2024 Notes and received 2024 Warrants. In connection with the purchase of the additional 2024 Notes and 2024 Warrants, the Company and the exercising investors also entered into an Additional Investment Right Agreement whereby for a one-year period ending on December 12, 2025, those investors have the right, but not the obligation, to purchase from the Company additional 2024 Notes in an aggregate principal amount of approximately $4.6 million, and related 2024 Warrants, on the same terms and conditions as provided in the 2024 Securities Purchase Agreement (the “New Additional Investment Right”).

On December 26, and December 30, 2024, pursuant to the Original Additional Investment Right, the Company issued an additional aggregate principal amount of approximately $4.2 million (or $4.0 million including the 5% original issue discount) of Notes (the “December 2024 Notes”) and received Warrants exercisable on a cash basis for an aggregate of 137,599 shares of Common Stock (the “December 2024 Warrants”). The December 2024 Notes and December 2024 Warrants have the same terms and conditions as the previously issued Notes and Warrants, except that (a) the December 2024 Notes may be converted into shares of Common Stock at the lower of (i) $60.99, (ii) 95% of the closing sale price of the Common Stock on the date that the Initial Registration Statement (as defined below) is declared effective, or (iii) 95% of the lowest daily volume weighted average price (“VWAP”) in the five trading days prior to such conversion date, provided that the conversion price will not be less than $0.21 per share (not subject to adjustment), and (b) the December 2024 Warrants have an exercise price of $67.20 per share and may also be exercised via a cashless exercise with a floor of $0.60 (subject to adjustment).

On December 31, 2024, pursuant to the Original Additional Investment Right, an investor purchased an additional aggregate principal amount of approximately $5.3 million (or $5.0 million including 5% original issue discount) of Notes and received Warrants exercisable on a cash basis for an aggregate of 320 shares of Common Stock. In connection with the purchase of the additional Notes and Warrants, the Company and the investor entered into an Additional Investment Rights Agreement (the “December 31 Additional Investment Right” and together with the Original Additional Investment Right and the New Additional Investment Right, the “Additional Investment Rights”) whereby for a one-year period ending on December 31, 2025, the investor has the right, but not the obligation, to purchase from the Company additional Notes in an aggregate principal amount of up to approximately $5.3 million (or $5.03 million including the 5% original issue discount), and related Warrants, on the same terms and conditions as provided in the 2024 Securities Purchase Agreement, except for the following: (i) the conversion price of the Notes will be equal to a 5% discount to the lower of (a) the closing sale price of the Common Stock on the trading day immediately prior to the date of issuance of such Notes, (b) the closing sale price of the Common Stock on the date on which the Initial Registration Statement (as defined in the Registration Rights Agreement) registering at least the number of shares of Common Stock equal to the Initial Required Registration Amount (as defined in the Registration Rights Agreement) is declared effective by the SEC and (c) the lowest daily VWAP in the five trading days prior to such Conversion Date, subject to adjustment as provided therein; provided, that, notwithstanding anything to the contrary contained in the Note, the Conversion Price will not be less than a 20% discount of the price determined pursuant to prong (a); and (ii) each Warrant will have an exercise price equal to 105% of the closing sale price of the Common Stock on the trading day immediately prior to the date of issuance of such Warrant.

On February 20, 2025, pursuant to the December 31 Additional Investment Right, the Company issued an additional aggregate principal amount of approximately $1.6 million (or $1.5 million including the 5% original issue discount) of Notes and Warrants exercisable on a cash basis for an aggregate of 647,110 shares of Common Stock. The outstanding principal and accrued but unpaid interest on the Notes may be converted by the holder into shares of Common Stock at the lower of (i) $4.88, (ii) 95% of the closing sale price of the Common Stock on the date that the registration statement is declared effective, or (iii) 95% of the lowest daily volume weighted average price in the five trading days prior to such conversion date, provided, that the conversion price will not be less than $1.03, not subject to adjustment. The Warrants have an exercise price of $5.40 and may also be exercised via a cashless exercise with a floor of $0.01, not subject to adjustment.

On March 20, 2025, pursuant to the December 31 Additional Investment Right, the Company issued an additional aggregate principal amount of approximately $1.6 million (or $1.5 million including the 5% original issue discount) of Notes and Warrants exercisable on a cash basis for an aggregate of 9,868,422 shares of Common Stock. The outstanding principal and accrued but unpaid interest on the Notes may be converted by the holder into shares of Common Stock at the lower of (i) $0.32, (ii) 95% of the closing sale price of the Common Stock on the date that the registration statement is declared effective, or (iii) 95% of the lowest daily volume weighted average price in the five trading days prior to such conversion date, provided, that the conversion price will not be less than $0.07 per share, not subject to adjustment. The Warrants have an exercise price of $0.36 per share and may also be exercised via a cashless exercise with a floor of $0.01, not subject to adjustment.

On March 28, 2025, pursuant to the December 31 Additional Investment Right, the Company issued an additional aggregate principal amount of approximately $1.4 million (or $1.35 million including the 5% original issue discount) of Notes and Warrants exercisable on a cash basis for an aggregate of 25,837,321 shares of Common Stock. The outstanding principal and accrued but unpaid interest on the Notes may be converted by the holder into shares of Common Stock at the lower of (i) $0.11, (ii) 95% of the closing sale price of the Common Stock on the date that the registration statement is declared effective, or (iii) 95% of the lowest daily volume weighted average price in the five trading days prior to such conversion date, provided, that the conversion price will not be less than $0.02 per share, not subject to adjustment. The Warrants have an exercise price of $0.13 per share and may also be exercised via a cashless exercise with a floor of $0.01, not subject to adjustment.

During the period commencing on the execution date and ending on the date immediately following the 90th day after the latest of: (i) the execution date, (ii) the date on which a registration statement (or registration statements) registering for resale all Registrable Securities has been declared effective by the SEC and (iii) the Company has agreed, with certain exceptions, not to directly or indirectly issue, offer, sell, or otherwise dispose of (or make any announcement) any equity security or any equity-linked or related security, any convertible securities, debt (with or related to equity), any preferred stock or any purchase rights. The Company also agreed not to enter into any fundamental, transaction, such as a merger, sale of more than 50% of the outstanding voting shares, sale of substantially all assets, or business combination, unless the successor entity assumes all of the obligations of the Company under the Notes and Warrants and the other transaction documents.

The Notes and Warrants are not convertible by a holder to the extent that the holder or any of its affiliates would beneficially own in excess of 9.9% of the Common Stock. Plus, the December 2024 Notes, the December 2024 Warrants, and Notes and Warrants issued pursuant to the New Additional Investment Right and the December 31 Additional Investment Right are not convertible to the extent the aggregate number of shares of Common Stock issued in connection with such at any time exceeds 19.9% of the total number of shares of Common Stock outstanding or of the voting power of the Common Stock outstanding as of the date of execution of such agreements, unless the Company obtains stockholder approval in compliance with Nasdaq Listing Rule 5635(d). The Company has agreed to hold a meeting of its stockholders for the purpose of obtaining such stockholder approval.

January 2025 Financing

On January 23, 2025, the Company entered into a securities purchase agreement (the “January 2025 Securities Purchase Agreement”), with certain investors, pursuant to which upon the terms and subject to the conditions contained therein, the investors agreed to purchase an aggregate principal amount of $6.3 million of Notes (the “January 2025 Notes”) and Warrants (the “January 2025 Warrants”). The outstanding principal and accrued but unpaid interest on the January 2025 Notes may be converted by the holder into shares of Common Stock at the lower of (i) $23.60, (ii) 95% of the closing sale price of the Common Stock on the date that the registration statement is declared effective, or (iii) 95% of the lowest daily volume weighted average price in the five trading days prior to such conversion date, provided, that the conversion price will not be less than $0.08 per share, which amount is not subject to adjustment.

For a period beginning on January 23, 2025 and ending on the one year anniversary from the later of (i) the date a registration statement covering all registrable securities is declared effective or (ii) the date the Company has obtained stockholder approval (as described below), the investors have investment rights to purchase from time to time additional Notes in the aggregate principal amount of up to approximately $6.3 million and related Warrants on the same terms and conditions as the January 2025 Notes and January 2025 Warrants (the “January 2025 Additional Investment Right”).

On February 24, 2025, March 28, 2025 and April 4, 2025, pursuant to the January 2025 Additional Investment Right (as defined below), the Company issued an additional aggregate principal amount of $3.2 million (or $3.04 million including the 5% original issue discount) of Notes and Warrants exercisable on a cash basis for an aggregate of 273,507 shares of Common Stock. The outstanding principal and accrued but unpaid interest on the Notes may be converted by the holder into shares of Common Stock at the lower of (i) $23.40, (ii) 95% of the closing sale price of the Common Stock on the date that the registration statement is declared effective, or (iii) 95% of the lowest daily volume weighted average price in the five trading days prior to such conversion date, provided, that the conversion price will not be less than $0.08, not subject to adjustment. The Warrants have an exercise price of $25.80 and may also be exercised via a cashless exercise with a floor of $0.01, not subject to adjustment.

February 2025 Financing

On February 5, 2025, the Company entered into a securities purchase agreement (the “February 2025 Securities Purchase Agreement” and together with the 2024 Securities Purchase Agreement and the January 2025 Securities Purchase Agreement, the “Securities Purchase Agreements”), with certain investors, pursuant to which upon the terms and subject to the conditions contained therein, the investors agreed to purchase an aggregate principal amount of $3.1 million of Notes (the “February 2025 Notes” and together with the January 2025 Notes, the “2025 Notes”) and Warrants (the “February 2025 Warrants” and together with the January 2025 Warrants, the “2025 Warrants”). The outstanding principal and accrued but unpaid interest on the February 2025 Notes may be converted by the holder into shares of Common Stock at the lower of (i) $0.25, (ii) 95% of the closing sale price of the Common Stock on the date that the registration statement is declared effective, or (iii) 95% of the lowest daily volume weighted average price in the five trading days prior to such conversion date, provided, that the conversion price will not be less than $0.05 per share, which amount is not subject to adjustment.

For a period beginning on February 5, 2025 and ending on the one year anniversary from the later of (i) the date a registration statement covering all registrable securities is declared effective or (ii) the date the Company has obtained stockholder approval (as described below), the investors have investment rights to purchase from time to time additional Notes in the aggregate principal amount of up to approximately $3.1 million and related Warrants on the same terms and conditions as the February 2025 Notes and February 2025 Warrants (the “February 2025 Additional Investment Right”).

The 2025 Notes and 2025 Warrants are not convertible by a holder to the extent that the holder or any of its affiliates would beneficially own in excess of 9.9% of the Common Stock. Plus, the 2025 Notes and 2025 Warrants are not convertible to the extent the aggregate number of shares of Common Stock issued in connection with the conversion of all 2025 Notes and 2025 Warrants at any time exceeds 19.9% of the total number of shares of Common Stock outstanding or of the voting power of the Common Stock outstanding as of the date of execution of the Securities Purchase Agreement (the “Exchange Cap”), unless the Company obtains stockholder approval in compliance with Nasdaq Listing Rule 5635(d). The Company has agreed to hold a meeting of its stockholders for the purpose of obtaining stockholder approval for the issuance of all of the shares issuable upon conversion of the 2025 Notes or exercise of the 2025 Warrants in excess of the Exchange Cap.

Description of the Notes

The Notes accrue interest at a rate of 15% per annum, have an original issue discount of 5% and mature four months from the date of issuance. As security for payment of the amounts due and payable under the Notes, the Company granted a continuing security interest in all of its right, title and interest in, its assets, whether owned, existing, acquired or arising and wherever located.

Upon any event of default, the interest rate automatically increases to 20% per annum. An event of default includes the following:

●	failure to obtain stockholder approval by within 45 calendar days after the closing date for the initial closing;

●	failure to maintain sufficient reserves of authorized and unissued Common Stock to redeem 250% of the maximum number of shares issuable upon conversion of all the Notes then outstanding;

●	failure to maintain a transfer agent that participates in the DTC Fast Automated Securities Transfer Program;

●	failure to timely deliver the shares upon conversion of the Note for a period of five business days

●	failure to pay to the holder any amount due under the Note or any other related transaction document;

●	failure to remove within five business days any restrictive legend from issued upon conversion or exercise of any securities acquired by the holder under the Securities Purchase Agreement;

●	the occurrence of any default under or acceleration prior to maturity of any indebtedness (with certain exclusions) in an aggregate amount in excess of $300,000, subject to any cure or grace period provided, or a payment default under any such indebtedness, if such default remains uncured for a period of 10 consecutive trading days;

●	bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings instituted by or against the Company, which have not been dismissed within 30 days;

●	the commencement by the Company of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any person to commence a UCC foreclosure sale or any other similar action under federal, state or foreign law;

●	the entry by a court of (A) a decree, order, judgment or other similar document in respect of the Company of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (B) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal, state or foreign law or (C) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of 30 consecutive days;

●	a final judgment, judgments, any arbitration or mediation award or any settlement of any litigation or any other satisfaction of any claim made by any person pursuant to any litigation, with respect to the payment of cash, securities and/or other assets with an aggregate fair value in excess of $300,000 are rendered against, agreed to or otherwise accepted by, the Company and which judgments are not, within 30 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; provided, that any judgment which is covered by insurance or an indemnity from a credit worthy party will not be included in calculating the $300,000 amount;

●	the Company breaches any representation or warranty when made, or any covenant or other term or condition of the Note or any other related transaction document, and, only, in the case of a breach of a covenant or other term or condition that is curable, if such breach remains uncured for a period of 10 consecutive trading days after the delivery by holder of written notice thereof;

●	any provision of the Note or any other related transaction document cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company denies in writing that it has any liability or obligation purported to be created under any transaction document; and

●	failure to file annual or quarterly reports within the required periods.

Description of the Warrants

In connection with the issuance of the Notes, the holder also received 5-year warrants exercisable for 200% of the shares of Common Stock underlying such Notes at an exercise price equal to 105% of closing sale price of the Common Stock on execution date, subject to further adjustment.

The Warrants provide for cashless exercise pursuant to which the holder will receive upon exercise a “net number” of shares of Common Stock determined according to the following formula:

Net Number = (A x B) / C

For purposes of the foregoing formula:

A = The total number of shares with respect to which the Warrant is then being exercised.

B = The Black Scholes Value (as described below).

C = The lower of the two Closing Bid Prices of the Common Stock in the two days prior the time of such exercise (as such Closing Bid Price is defined therein), but in any event not less than $0.01 (which amount is not subject to adjustment).

For purposes of the cashless exercise, “Black Scholes Value” means the Black Scholes value of an option for one share of Common Stock at the date of the applicable cashless exercise, as such Black Scholes value is determined, calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the Exercise Price, as adjusted, (ii) a risk-free interest rate corresponding to the

U.S. Treasury rate, (iii) a strike price equal to the Exercise Price in effect at the time of the applicable Cashless Exercise, (iv) an expected volatility equal to 135%, and (v) a deemed remaining term of the Warrant of five years (regardless of the actual remaining term of the Warrant).

The Company will have the option to require the holders to exercise the Warrants for cash, if, at any time, the following conditions are met: (i) the registration statement covering the securities has been declared effective is effective and available for the resale of the securities and no stop-order has been issued nor has the SEC suspended or withdrawn the effectiveness of the registration statement; (ii) the Company is not in violation of any of the rules, regulations or requirements of, and has no knowledge of any facts or circumstances that could reasonably lead to suspension in the foreseeable future on, the principal market; and (iii) the VWAP for each trading day during the 10 trading day period immediately preceding the date on which the Company elects to exercise this option is 250% above the exercise price.

Additional Terms of the Notes and Warrants

The Company must reserve out of authorized and unissued shares a number of shares of Common Stock equal to 250% of the maximum number of shares of Common Stock that are issuable upon conversion of the Notes and exercise of the Warrants. If the Company fails to timely deliver shares upon conversion of the Notes or exercise of the Warrants, the Company will be required to either (A) pay the holder in cash for each trading day on which shares are not delivered 5% of the product of the number of shares not so issued multiplied by the closing sale price of the Common Stock on the trading day immediately preceding the required delivery date, or (B) if the holder purchases shares of Common Stock in anticipation of delivery of shares upon conversion of the Note or exercise of the Warrant, as applicable, cash in an amount equal to holder’s total purchase price of such shares.

The exercise price and number of shares issuable upon conversion of the Notes or exercise of the Warrants, as applicable, will further be adjusted upon the occurrence of certain events and holders will be allowed to participate in certain issuances and distributions (subject to certain limitations and restrictions), including certain stock dividends and splits, dilutive issuances of additional Common Stock, and dilutive issuances of, or changes in option price or rate of conversion of, options or convertible securities, as well as the issuance of purchase rights or distributions of assets.

If, during restricted period, the Company effects a subsequent financing, including the issuance of options and convertible securities, any Common Stock, issued or sold or deemed to have been issued or sold for a consideration per share less than a price equal to the current conversion price of the Notes or exercise price of the Warrants (a “Dilutive Issuance”), then immediately after such issuance, the conversion price or exercise price, as applicable, will be reduced (and in no event increased) to the price per share as determined in accordance with the following formula:

EP2 = EP1 x (A + B) / (A + C)

For purposes of the foregoing formula:

A = The total number of Note/Warrant Shares with respect to which the Note may be converted or the Warrant may be exercised.

B = The total number of shares of Common Stock that would be issued or issuable under the Dilutive Issuance if issued at a per share equal to EP1.

C = The total number of shares of Common Stock actually issued or issuable under the Dilutive Issuance.

EP1 = The Conversion Price or Exercise Price, as applicable, in effect immediately prior to a Dilutive Issuance.

EP2 = The Conversion Price or Exercise Price, as applicable, immediately after such Dilutive Issuance; provided, however, that such price shall in no event be less than, with respect to the Notes, $0.08 (not subject to adjustment) or $4.20 and $2,400 (as may be adjusted), and, with respect to the Warrants, $0.01 (not subject to adjustment) or $60.00 (as may be adjusted).

“Restricted period” means the period commencing on the purchase date and ending on the earlier of (i) the date immediately following the 90th day after a registration statement registering for the securities has been declared effective by the SEC and (ii) the 90th day after the securities purchased are saleable under Rule 144 without the requirement for current public information and without volume or manner of sale limitations.

The Notes and Warrants provide for certain purchase rights whereby if the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock, then the holder will be entitled to acquire such purchase rights which the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon complete exercise of the Warrant.

Registration Rights Agreement

In connection with the Securities Purchase Agreements, the Company also entered into Registration Rights Agreements (the “Registration Rights Agreements”) with the investors, pursuant to which the Company agreed to prepare and file one or more registration statements with the SEC covering the resale of the Note Shares and the Warrant Shares within certain time periods. The Company also agreed to provide certain piggyback registration rights to the investors. In addition, pursuant to the Registration Rights Agreements, the Company is required to use its reasonable best efforts to keep the Registration Statement continuously effective from the date on which the SEC declares the Registration Statement to be effective until such date that all Registrable Securities (as such term is defined in the Registration Rights Agreement) covered by the Registration Statement have been sold pursuant to a registration statement under the Securities Act, under Rule 144 as promulgated by the SEC under the Securities Act (“Rule 144”), or otherwise shall have ceased to be “Registrable Securities” (as defined therein). The Company may not file another registration statement that does not relate to the Registrable Securities until the 30th day anniversary of the first date on which the resale by the investors is covered by one or more registration statement.

In the event that (i) the Company fails to file a registration statement by the filing deadline, (ii) a registration statement is not declared effective on or prior to the Effectiveness Deadline, (iii) sales cannot be made pursuant to the registration statement or the prospectus contained therein is not properly available for any reason for more than five (5) consecutive calendar days or more than an aggregate of ten (10) calendar days during any 12-month period, (iv) a registration statement is not effective for any reason or the prospectus contained therein is not properly available for use for any reason, and the Company fails to file with the SEC any required reports under the Exchange Act, then the Company has agreed (unless the Registrable Securities are freely tradable pursuant to Rule 144) to make payments to each investor as liquidated damages in an amount equal to 1.5% of such investor’s total committed purchase price for the Registrable Securities affected by such failure and an additional 1.5% on every 30 day anniversary, with a maximum of 12 payments (except with respect to clause (iv). Such payments will bear interest at the rate of 10% per month (prorated for partial months) until paid in full and may be paid in shares of Common Stock at the option of the Company.

The Company and the investors have granted each other customary indemnification rights in connection with the Registration Rights Agreements.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those held by the Selling Stockholders or issuable to the Selling Stockholders, upon the conversion of Notes and the exercise of Warrants. For additional information regarding the issuances of those shares of Common Stock pursuant to the conversion of the Notes and exercise of the Warrants, see section “Private Placements of Notes and Warrants” above. We are registering the Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the purchase and ownership of our securities and as described below, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder as of March 25, 2025, assuming conversion of the Notes and cash-basis exercise of the Warrants on that date, without regard to any limitations on exercises, and excluding any shares of Common Stock underlying additional Notes and Warrants that may be issued pursuant to the Additional Investment Rights pursuant to the terms of the Securities Purchase Agreement. The second column does not give effect to the shares of Common Stock issuable pursuant to the ELOC Purchase Agreement. The third column lists the maximum number of shares of Common Stock being offered by this prospectus by each of the Selling Stockholders. The additional shares of our Common Stock listed in the third column include shares that may be issuable under the anti-dilution provisions contained in the terms of the Notes and Warrants.

Under the terms of the Notes and the Warrants, a Selling Stockholder may not convert the Notes into Common Stock or exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 9.99% of our then outstanding Common Stock following such exercise, excluding for purposes of such determination Common Stock issuable upon conversion of shares of the preferred stock which have not been converted or exercise of the Notes and Warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares of Common Stock registered pursuant hereto. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering (1)	Percentage of Shares of Common Stock Owned After Offering
Esousa Holdings, LLC (2)	58,825,492	128,627,515	7,720,927	9.9%
JADR Capital 2 Pty Ltd (3)	16,697,334	35,729,918	-	-
TD Capital No 1 Pty Limited (4)	14,839,014	27,181,561	7,718,674	9.9%
Jim Fallon (5)	877,701	5,989,709	-	-
Jess Mogul (6)	230,463	1,497,427	-	-
Michael Friedlander (7)	969	406,910	-	-
Matthew Krieger (8)	365	271,273	-	-
Mario Silva (9)	31,122	187,178	-	-
Philip Bannister (10)	2,745	108,509	-	-

(1)	Except as noted otherwise, assumes the sale of all shares of Common Stock being offered pursuant to this prospectus.
(2)	Consists of (i) 45,374,062 shares of Common Stock issuable upon conversion of Notes, (ii) 13,451,429 shares of Common Stock issuable upon cash exercise of Warrants, and (iv) 1 share of Common Stock issuable upon conversion of 458 shares of Series C Preferred Stock held by Esousa Holdings, LLC (“Esousa”), which may be deemed to be beneficially owned by Michael Wachs, who serves as the sole managing member for Esousa. Shares held after the offering, includes 5,448,199 shares of Common Stock issuable upon conversion of convertible notes and 2,272,728 shares of Common Stock issuable upon cash exercise of warrants that were issued in March 2025. The address for Esousa and Michael Wachs is 211 E 43rd St, 4th Fl, New York, NY 10017.
(3)	Consists of (i) 16,425,695 shares of Common Stock issuable upon conversion of Notes, and (ii) 271,639 shares of Common Stock issuable upon cash exercise of Warrants, which may be deemed to be beneficially owned by Justin Davis-Rice, who serves as the Director of JADR Capital 2 Pty Ltd (“JADR”). The address for JADR is Suite 61.06, 25 Martin Place, Sydney NSW 2000 Australia.

(4)	Consists of (i) 12,114,721 shares of Common Stock issuable upon conversion of Notes; and (ii) 2,724,293 shares of Common Stock issuable upon cash exercise of Warrants, which may be deemed to be beneficially owned by Timothy Davis-Rice, who serves as the Director of TD Capital No 1 Pty Limited (“TD Capital”). Shares held after the offering, includes 5,445,946 shares of Common Stock issuable upon conversion of convertible notes and 2,272,728 shares of Common Stock issuable upon cash exercise of warrants that were issued in March 2025. The address for TD Capital is 4 Murchison Street, Mittagong, NSW 2575, Australia.
(5)	Consists of (i) 877,611 shares of Common Stock issuable upon conversion of Notes; and (ii) 90 shares of Common Stock issuable upon cash exercise of Warrants. The address for Jim Fallon is 137 West 83rd St, Apt 5W, New York, NY 10024.
(6)	Consists of (i) 230,440 shares of Common Stock issuable upon conversion of Notes; and (ii) 23 shares of Common Stock issuable upon cash exercise of Warrants. The address for Jess Mogul is 347 W 87 St, Apt 2R, New York, NY 10024.
(7)	Consists of (i) 963 shares of Common Stock issuable upon conversion of Notes; and (ii) 6 shares of Common Stock issuable upon cash exercise of Warrants. The address for Michael Friedlander is 46 Tarryhill Rd, Tarrytown, NY 10591
(8)	Consists of (i) 363 shares of Common Stock issuable upon conversion of Notes; and (ii) 2 shares of Common Stock issuable upon cash exercise of Warrants. The address for Matthew Krieger is 55 Sunnyside Pl., Irvington, NY 10533.
(9)	Consists of (i) 31,118 shares of Common Stock issuable upon conversion of Notes; and (ii) 4 shares of Common Stock issuable upon cash exercise of Warrants. The address for Mario Silva is 33 New St, Purchase, NY 10577
(10)	Consists of (i) 2,741 shares of Common Stock issuable upon conversion of Notes; and (ii) 4 shares of Common Stock issuable upon cash exercise of Warrants. The address for Philip Bannister is 103 High Street East Williston, NY 11596.

Transactions with Selling Stockholders

On May 21, 2024, the Company entered into the ELOC Purchase Agreement with Esousa, pursuant to which Esousa has agreed to purchase from the Company, at the Company’s direction from time to time, in its sole discretion, from and after July 5, 2024, and until the earlier of (i) the 36-month anniversary of the commencement date of July 16, 2024, or (ii) the termination of the ELOC Purchase Agreement in accordance with the terms thereof, shares of Common Stock, having a total maximum aggregate purchase price of $150,000,000, upon the terms and subject to the conditions and limitations set forth therein. Pursuant to the ELOC Purchase Agreement, the Company issued to Esousa an aggregate of 247,935 shares of Common Stock as commitment shares and on October 23, 2024, the Company issued 502,066 shares of Common Stock. In connection with the ELOC Purchase Agreement, the Company also entered into a registration rights agreement with Esousa, pursuant to which the Company agreed to file a registration statement, and any additional registration statements, with the SEC covering the resale of the shares of the Company’s Common Stock issued to Esousa pursuant to the ELOC Purchase Agreement.

On February 5, 2025, the Company entered into a securities purchase agreement with Esousa and JADR whereby the investors purchased an aggregate principal amount of approximately $3.1 million of 5% Original Issue Discount Secured Notes convertible into shares of Common Stock and five-year warrants exercisable on cash basis for shares of Common Stock. The terms and conditions of the notes and warrants are further described in the Company’s Current Report on Form 8-K filed with the SEC on February, 11, 2025.

On February 20, and February 24, 2025, as part of an Additional Investment Right, Esousa and TD Capital purchased an additional aggregate principal amount of approximately $2.1 million (or $2.0 million including 5% original issue discount) of Notes and also received Warrants exercisable on a cash basis for an aggregate of 985,577 shares of Common Stock.

On March 6, 2025, the Company entered into a securities purchase agreement with Esousa and TD Capital, whereby the investors purchased an aggregate principal amount of approximately $4.0 million of 5% Original Issue Discount Secured Notes convertible into shares of Common Stock and five-year warrants exercisable on cash basis for shares of Common Stock. The terms and conditions of the notes and warrants are further described in the Company’s Current Report on Form 8-K filed with the SEC on March 7, 2025.

On March 20, 2025, as part of an Additional Investment Right, Esousa purchased an additional aggregate principal amount of approximately $1.6 million (or $1.5 million including 5% original issue discount) of Notes and also received Warrants exercisable on a cash basis for an aggregate of 9,868,422 shares of Common Stock

On March 26, 2025, as part of an Additional Investment Right, TD Capital purchased an additional aggregate principal amount of approximately $1.2 million (or $1.1 million including 5% original issue discount) of Notes and also received Warrants.

On March 28, 2025, as part of Additional Investment Rights, JADR and Esousa purchased an additional aggregate principal amount of approximately $726,315 and $1.4 million (or $690,000 and $1.35 million including 5% original issue discount) of Notes and also received Warrants exercisable on a cash basis for an aggregate of 62,079 and 25,837,321 shares of Common Stock, respectively.

On April 4, 2025, as part of Additional Investment Rights, Esousa purchased an additional aggregate principal amount of approximately $1.5 million (or $1.4 million including 5% original issue discount) of Notes and also received Warrants.

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 5,000,000,000 shares of Common Stock, par value $0.001 per share. Pursuant to an amendment to our Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) filed on July 26, 2022 increasing our authorized Preferred Stock, the Company originally had 500,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), authorized, of which 200,000 shares were designated as “Series A Preferred Stock,” 12,000,000 shares were designated as “Series B Preferred Stock,” 40,000,000 shares were designated as “Series C Preferred Stock,” 437,500,001 shares were designated as “Series D Preferred Stock,” and 76,950 shares were designated as “Series E Preferred Stock.” Pursuant to the terms of our Certificate of Incorporation, upon conversion of shares of Preferred Stock, such shares so converted are cancelled and not issuable. As of September 30, 2024, we are authorized to issue up to 126,263,159 shares of Preferred Stock, of which 83,859 shares remain designated as Series A Preferred Stock, 50,000 shares remain designated as Series A-1 Junior Participating Preferred Stock, 6,432,681 shares remain designated as Series B Preferred Stock, 24,874,079 shares remain designated as Series C Preferred Stock, 84,572,538 shares remain designated as Series D Preferred Stock and 0 shares remain designated as Series E Preferred Stock.

The additional shares of our authorized stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our Common Stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in- control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock.

Common Stock

Holders of our Common Stock are each entitled to cast one vote for each share held of record on all matters presented to stockholders, and shall be entitled to notice of any shareholders’ meeting, in accordance with the bylaws. Cumulative voting is not allowed; the holders of a majority of our outstanding shares of capital stock may elect all directors. Holders of our Common Stock are entitled to receive such dividends as may be declared by our board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that we will pay dividends in the foreseeable future. Holders of our do not have preemptive rights to subscribe to any additional shares we may issue in the future. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of any outstanding shares of preferred stock.

Preferred Stock

Our board of directors is authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers of the shares of such series, and the preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company, which could depress the market price of our Common Stock.

Voting Rights

Except as otherwise expressly provided by the Certificate of Incorporation or as provided by law, the holders of shares of Common Stock and Preferred Stock shall at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders; provided, however, that, any proposal which adversely affects the rights, preferences and privileges of the Series A, B, C, D or E Preferred Stock must be approved by a majority in interest of the affected Series of Preferred Stock, as the case may be. Each holder of Common Stock, Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock will have the right to one vote per share (on a fully converted basis) held of record by such holder, each holder of Series D Preferred Stock will have the right to one vote per share held of record by such holder, and each holder of Series A Preferred Stock will have the right to one vote per share (on a fully converted basis) held of record by such holder.

Series A Preferred Stock

Series A Preferred Stock generally have the following terms:

●	Conversion. The Series A Preferred Stock is convertible at the option of each holder at any time on a 100-for-1 basis (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Common Stock). The Series A Preferred Stock will automatically convert into shares of Common Stock on a 100-for-1 basis (as so adjusted) upon the earlier of (i) a Qualified Public Offering (as such term is defined in the Certificate of Incorporation) or (ii) the date specified by written consent or agreement of the holders of the then outstanding shares of Series A Preferred Stock.

●	Redemption Rights. The Series A Preferred Stock is not redeemable.

●	Liquidation, Dissolution, and Winding Up. Upon the completion of a distribution pursuant to a Liquidation Event to the Series B Preferred Stock and Series C Preferred Stock, the holders of Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of any proceeds to the holders of the Common Stock, by reason of their ownership thereof, $1.29 per share for each share of the Series A Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series A Preferred Stock), plus declared but unpaid dividends on such share. “Liquidation Event” is as defined in the Certificate of Incorporation and, subject to certain exceptions, includes a sale or other disposition of all or substantially all of the company’s assets, certain mergers, consolidations and transfers of securities, and any liquidation, dissolution or winding up of the Company.

Series B Preferred Stock

Series B Preferred Stock generally have the following terms:

●	Conversion. The Series B Preferred Stock is convertible at the option of each holder at any time into the number of shares of Common Stock determined by dividing the Series B Original Issue Price (plus all unpaid accrued and accumulated dividends thereon, as applicable, whether or not declared), by the Series B Conversion Price, as applicable, in effect on the date the certificate is surrendered for conversion. “Series B Original Issue Price” means $8.84 per share for each share of the Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series B Preferred Stock). The initial “Series B Conversion Price” is the Series B Original Issue Price, subject to adjustment as set forth in the Certificate of Incorporation. Based on this formula, the Series B Preferred Stock is currently convertible into Common Stock on a 1-for-1 basis. The Series B Preferred Stock will automatically convert into shares of Common Stock upon the earlier of (i) a Qualified Public Offering (as such term is defined in the Certificate of Incorporation) or (ii) the date specified by written consent or agreement of the holders of the then outstanding shares of Series B Preferred Stock. The Series B Preferred Stock will not be convertible by a holder to the extent that the holder or any of its affiliates would beneficially own in excess of 9.99% of the Common Stock, subject to certain protections as provided in the Certificate of Incorporation.

●	Liquidation, Dissolution, and Winding Up. In the event of any Liquidation Event, the holders of the Series B Preferred Stock will be entitled to receive, prior and in preference to any distribution of the proceeds to the holders of the other series of Preferred Stock or the Common Stock by reason of their ownership thereof, an amount per share equal to the Series B Original Issue Price plus declared but unpaid dividends.

Series C Preferred Stock

Series C Preferred Stock generally have the following terms:

●	Conversion. The Series C Preferred Stock is convertible at the option of each holder at any time into the number of shares of Common Stock determined by dividing the Series C Original Issue Price (plus all unpaid accrued and accumulated dividends thereon, as applicable, whether or not declared), by the Series C Conversion Price, as applicable, in effect on the date the certificate is surrendered for conversion. The initial “Series C Conversion Price” is the Series C Original Issue Price, subject to adjustment as set forth in the Certificate of Incorporation. All of the Series C Preferred Stock shall automatically convert into Common Stock at any such time as (i) the shares underlying the Series C Preferred Stock are subject to an effective registration statement, (ii) the trading price for the Common Stock is more than two times the Series C Conversion Price for twenty (20) trading days in any period of thirty (30) consecutive trading days on Nasdaq CM and (iii) the average daily trading dollar volume of the Common Stock during such twenty trading days is equal to or greater than $4.0 million. The Series C Preferred Stock will not be convertible by a holder to the extent that the holder or any of its affiliates would beneficially own in excess of 9.99% of the Common Stock, subject to certain protections as provided in the Certificate of Incorporation.

●	Dividends. The Series C Preferred Stock bears a cumulative 15.0% per annum fixed dividend payable no later than the 5th day after the end of each month on the Series C Original Issue Price plus unpaid accrued and accumulated dividends. “Series C Original Issue Price” means $8.84 per share for each share of the Series C Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series C Preferred Stock). Dividends on the Series C Preferred Stock are prior to any dividends on any other series of Preferred Stock or the Common Stock. The Company may elect to pay dividends for any month with a paid-in-kind election (“PIK”) if (i) the shares issuable further to the PIK are subject to an effective registration statement, (ii) the Company is then in compliance with all listing requirements of Nasdaq and (iii) the average daily trading dollar volume of the Company’s Common Stock for ten trading days in any period of twenty consecutive trading days on the NASDAQ is equal to or greater than $2 million.

●	Redemption Rights. There is no mandatory redemption date, but, subject to the conditions set forth below, all, but not less than all, of the shares are redeemable by the Company at any time, provided that if the Company issues notice to redeem, investor shall have fifteen (15) days to convert such shares to Common Stock prior to the date of redemption. The redemption price is equal to the Series C Original Issue Price, plus accrued and accumulated dividends, (whether or not declared (the “Series C Redemption Price”). The conditions to the redemption are as follows: (i) the shares have been issued and outstanding for at least one (1) year, (ii) the issuance of the shares of Common Stock underlying the shares has been registered pursuant to the Securities Act and the registration statement is effective, and (iii) the trading price for the Common Stock is less than the Series C Conversion Price (as such term is defined in the Certificate of Incorporation) for twenty (20) trading days in any period of thirty (30) consecutive trading days on the Nasdaq CM. In addition to the above, the shares are also redeemable in accordance with the following schedule provided the issuance of shares of Common Stock underlying the shares has been registered and the registration statement remains effective:

○	Year 1: No Redemption

○	Year 2: Redemption at 120% of the Series C Redemption Price

○	Year 3: Redemption at 115% of the Series C Redemption Price

○	Year 4: Redemption at 110% of the Series C Redemption Price

○	Year 5: Redemption at 105% of the Series C Redemption Price

○	Year 6 and thereafter: Redemption at 100% of the Series C Redemption Price

●	Liquidation, Dissolution, and Winding Up. Upon the completion of a distribution pursuant to a Liquidation Event to the Series B Preferred Stock, the holders of the Series C Preferred Stock will be entitled to receive, prior and in preference to any distribution of the proceeds to the holders of the Series A Preferred Stock or the Common Stock by reason of their ownership thereof, an amount per share equal to the Series C Original Issue Price plus declared but unpaid dividends.

Series D Preferred Stock

Series D Preferred Stock generally have the following terms:

●	Voting Rights. Except as provided by law, the Series D Preferred Stock will have no voting rights except that approval from a majority in interest of the Series D Preferred Stock, voting as a separate class, is required in the case of (i) a voluntary dissolution, liquidation or winding up of the Company or voluntary petition for bankruptcy or assignment for the benefit of creditors, (ii) a merger or consolidation of the Company with or into another entity, (iii) a Liquidation Event (as defined in the Company’s Certificate of Incorporation), (iv) any amendment to the Certificate of Incorporation or the Company’s bylaws which adversely affects the rights, preferences and privileges of the Series D Preferred, or (v) any authorization or issuance of any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over or parity with the Series D Preferred Stock.

●	Conversion. The Series D Preferred Stock is automatically converted into shares of Common Stock at the applicable Conversion Rate at the time in effect immediately upon (A) the issuance of shares of Common Stock underlying the Series D Preferred Stock being registered pursuant to the Securities Act and such registration remaining effective, (B) the trading price for the Company’s Common Stock being more than two times the Series D Conversion Price for 20 trading days in any period of 30 consecutive trading days on the Nasdaq Capital Market, and (C) the average daily trading dollar volume of Common Stock during such 20 trading days is equal to or greater than $27.5 million. The Series D Preferred Stock is convertible at the option of each holder at any time into the number of shares of Common Stock determined by dividing the Series D Original Issue Price (plus all unpaid accrued and accumulated dividends thereon, as applicable, whether or not declared), by the Series D Conversion Price (the “Conversion Rate”), in effect on the date the certificate is surrendered for conversion. The initial “Series D Conversion Price” is the Series D Original Issue Price, subject to adjustment as set forth in the Certificate of Incorporation. The Series D Preferred Stock will not be convertible by a holder to the extent that the holder or any of its affiliates would beneficially own in excess of 9.99% of the Common Stock, subject to certain protections as provided in the Certificate of Incorporation.

●	Dividends. The Series D Preferred Stock bears a cumulative 15.0% per annum fixed dividend payable no later than the 5th day after the end of each month on the Series D Original Issue Price plus unpaid accrued and accumulated dividends. “Series D Original Issue Price” means for each share of the Series D Preferred Stock the lower of (i) $1.27 or (ii) the closing price of the Common Stock on the trading day immediately preceding the Purchase Date (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series D Preferred Stock). Dividends on the Series D Preferred Stock will be prior to any dividends on any other series of Preferred Stock or the Common Stock. The Company may elect to pay dividends for any month with a PIK if (i) the shares issuable further to the PIK are subject to an effective registration statement, (ii) the Company is then in compliance with all listing requirements of Nasdaq and (iii) the average daily trading dollar volume of the Company’s Common Stock for ten trading days in any period of twenty consecutive trading days on the NASDAQ is equal to or greater than $27.5 million.

●	Redemption Rights. There is no mandatory redemption date, but, subject to the conditions set forth below, all, but not less than all, of the shares will be redeemable by the Company at any time, provided that if the Company issues notice to redeem, investors shall have 15 days to convert such shares to Common Stock prior to the date of redemption. The redemption price will be equal to the Series D Original Issue Price, plus accrued and accumulated dividends, (whether or not declared (the “Series D Redemption Price”). The conditions to the redemption will be follows: (i) the shares have been issued and outstanding for at least one year, (ii) the issuance of the shares of Common Stock underlying the shares has been registered pursuant to the Securities Act and the registration statement is effective, and (iii) the trading price for the Common Stock is less than the Series D Conversion Price (as such term is defined in the Certificate of Incorporation) for 20 trading days in any period of 30 consecutive trading days on the Nasdaq CM. In addition to the above, the shares will also be redeemable in accordance with the following schedule provided the issuance of shares of Common Stock underlying the shares has been registered and the registration statement remains effective:

○	Year 1: No Redemption

○	Year 2: Redemption at 120% of the Series D Redemption Price

○	Year 3: Redemption at 115% of the Series D Redemption Price

○	Year 4: Redemption at 110% of the Series D Redemption Price

○	Year 5: Redemption at 105% of the Series D Redemption Price

○	Year 6 and thereafter: Redemption at 100% of the Series D Redemption Price

●	Liquidation, Dissolution, and Winding Up. In the event of any Liquidation Event, the holders of the Series D Preferred Stock will be entitled to receive, prior and in preference to any distribution of the proceeds to the holders of the other series of Preferred Stock or the Common Stock by reason of their ownership thereof, an amount per share equal to the Series D Original Issue Price plus declared but unpaid dividends.

Series E Preferred Stock

Series E Preferred Stock generally have the following terms:

●	Conversion and Exchange. The Series E Preferred Stock is convertible at the option of each holder at any time into the number of shares of Common Stock, determined by dividing the Series E Original Issue Price by the Series E Conversion Price in effect on the date of conversion. “Series E Original Issue Price” means $39.00 per share for each share of the Series E Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series E Preferred Stock). The initial “Series E Conversion Price” means $3.90 per share, subject to adjustment. Based on this formula, each share of Series E Preferred Stock is currently convertible into 10 shares of Common Stock. Shares of Series E Preferred Stock may be exchanged pursuant to the terms of the Settlement Agreement. If any shares of Series E Preferred Stock are converted, redeemed or reacquired by the Company, such shares may not be reissued and will automatically be retired and cancelled and resume the status of authorized but unissued shares of preferred stock. The Series E Preferred Stock will not be convertible by a holder to the extent that such holder or any of its affiliates would beneficially own in excess of 9.99% of the Common Stock, as further described in the Certificate of Designation.

●	Voting Rights. Holders of the Series E Preferred Stock are entitled to vote on an as-converted-to-Common-Stock basis, have full voting rights and powers equal to the voting rights and powers of the holders of the Common Stock, and are entitled to vote together with the Common Stock with respect to any question upon which holders of Common Stock have the right to vote. In addition, approval of holders of a majority of the shares of Series E Preferred Stock, voting as a separate class, is required to (i) alter or change the powers, preferences or rights of the Series E Preferred Stock so as to affect them adversely, (ii) amend the Certificate of Incorporation or other charter documents in a manner adverse to the holders of Series E Preferred Stock, (iii) increase the number of authorized shares of Series E Preferred Stock, or (iv) enter into any agreement with respect to any of the foregoing.

●	Dividends. Holders of the Series E Preferred Stock are entitled to receive dividends on shares of Series E Preferred Stock equal (on an as-if- converted-to-Common-Stock basis, disregarding for such purpose any conversion limitations hereunder) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends will be paid on shares of Series E Preferred Stock.

●	Liquidation, Dissolution, and Winding Up. In the event of any Liquidation Event (as defined in the Certificate of Designation), the holders of the Series E Preferred Stock will be entitled to receive, prior and in preference to any distribution of the proceeds to the holders of the Common Stock, but subject to and after the distribution of proceeds to the Series A preferred stock, Series C preferred stock and Series D preferred stock, by reason of their ownership thereof, an amount per share equal to the Series E Original Price (as described above), plus declared but unpaid dividends on such share.

Rights Agreement; Series A-1 Junior Participating Preferred Stock

On May 1, 2024, the Board of Directors of the Company declared a dividend distribution of one right (a “Right”), for each outstanding share of Common Stock and Preferred Stock. The dividend was payable to holders of record as of the close of business on May 13, 2024. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of May 1, 2024, between the Company and Continental Stock Transfer & Trust Company, as rights agent.

Issuance of Rights

Each holder of Common Stock and Preferred Stock (i.e., Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock) as of the Record Date received a dividend of one Right per share of Common Stock and Preferred Stock, as applicable. One Right will also be issued together with each share of Common Stock and each share of a series of Preferred Stock the terms of which provide for the holders thereof to be issued Rights issued by the Company after the Record Date and prior to the Distribution Date (as defined in below), and in certain circumstances, after the Distribution Date. New certificates for Common Stock and Preferred Stock issued after the Record Date will contain a notation incorporating the Rights Agreement by reference.

Until the Distribution Date:

●	the Rights will not be exercisable;

●	the Rights will be evidenced by the certificates for Common Stock or Preferred Stock, as applicable (or, in the case of book entry shares, by notation in book entry) and not by separate rights certificates; and

●	the Rights will be transferable by, and only in connection with, the transfer of Common Stock or Preferred Stock.

Distribution Date; Beneficial Ownership

The Rights are not exercisable until the Distribution Date. As of and after the Distribution Date, the Rights will separate from the Common Stock and Preferred Stock and each Right will become exercisable to purchase one ten-thousandth of a share of Series A-1 Junior Participating Preferred Stock, par value $0.001 per share, of the Company (each whole share, a share of “A-1 Preferred Stock”) at a purchase price of $30.00 (such purchase price, as may be adjusted, the “Purchase Price”). This portion of a share of A-1 Preferred Stock would give the holder thereof approximately the same dividend, voting, and liquidation rights as would one share of Common Stock. Prior to exercise, the Right does not give its holder any dividend, voting or liquidation rights.

The “Distribution Date” is the earlier of:

●	ten days following a public announcement that a person has become an “Acquiring Person” by acquiring beneficial ownership of 10% or more of the Common Stock then outstanding (or, in the case of a person that had beneficial ownership of 10% or more of the outstanding Common Stock on the date the Rights Agreement was executed, by obtaining beneficial ownership of additional shares of Common Stock) other than as a result of repurchases of Common Stock by the Company or certain inadvertent acquisitions; and

●	ten business days (or such later date as the Board shall determine prior to the time a person becomes an Acquiring Person) after the commencement of a tender offer or exchange offer by or on behalf of any person (other than the Company and certain related entities) that, if completed, would result in such person becoming an Acquiring Person.

A person will be deemed to “beneficially own” any Common Stock if such person or any affiliated or associated person of such person:

●	is considered a “beneficial owner” of the Common Stock under Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended and as in effect on the date of the Rights Agreement;

●	has the right to acquire the Common Stock, either immediately or in the future, pursuant to any agreement, arrangement, or understanding (other than a customary underwriting agreement relating to a bona fide public offering of the Common Stock) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, except that a person will not be deemed to be a beneficial owner of (a) securities tendered pursuant to a tender offer or exchange offer by or on behalf of such person or any affiliated or associated persons of such person until the tendered securities are accepted for purchase or exchange, (b) securities issuable upon exercise of a Right before the occurrence of a Triggering Event (as defined below), or (c) securities issuable upon exercise of a Right after the occurrence of a Triggering Event if the Rights are originally issued Rights or were issued in connection with an adjustment to originally issued Rights;

●	has the right to vote or dispose of the Common Stock pursuant to any agreement, arrangement, or understanding (other than a right to vote arising from the granting of a revocable proxy or consent that is not also then reportable on a Schedule 13D); or

●	has an agreement, arrangement, or understanding with another person who beneficially owns Common Stock and the agreement, arrangement, or understanding is for the purpose of acquiring, holding, voting, or disposing of any securities of the Company (other than customary underwriting agreements relating to a bona fide public offering of Common Stock or a right to vote arising from the granting of a revocable proxy or consent that is not also then reportable on a Schedule 13D).

Certain synthetic interests in securities created by derivative positions-whether or not such interests are considered to be ownership of the underlying Common Stock or are reportable on a Schedule 13D-are treated as beneficial ownership of the number of shares of Common Stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of Common Stock are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the rights plan are excepted from such imputed beneficial ownership.

Exempt Persons and Transactions

The Board of Directors may, in its sole and absolute discretion, determine that a Person is exempt from the Rights Agreement (an “Exempt Person”), so long as such determination is made prior to such time as such Person becomes an Acquiring Person. Any Person will cease to be an Exempt Person if the Board of Directors makes a contrary determination with respect to such Person regardless of the reason therefor. In addition, the Board of Directors may, in its sole and absolute discretion, exempt any transaction from triggering the Rights Agreement, so long as the determination in respect of such exemption is made prior to such time as any Person becomes an Acquiring Person.

Issuance of Rights Certificates

As soon as practicable after the Distribution Date, the Rights Agent will mail rights certificates to holders of record of Common Stock and Preferred Stock as of the close of business on the Distribution Date and, thereafter, the separate rights certificates alone will evidence the Rights.

Expiration of Rights

The Rights will expire on the earliest of (a) 5:00 p.m., New York time, on May 1, 2025, (b) the time at which the Rights are redeemed (as described below), and (c) the time at which the Rights are exchanged in full (as described below) (the earliest of (a), (b) and (c) being herein referred to as the “Expiration Date”).

Change of Exercise of Rights Following Certain Events

The following described events are referred to as “Triggering Events.”

(a)	Flip-In Event. In the event that a person becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, other securities, cash, or other assets of the Company) having a value equal to two times the Purchase Price. Notwithstanding any of the foregoing, following the occurrence of a person becoming an Acquiring Person, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void.

(b)	Flip-Over Events. In the event that, at any time after a person has become an Acquiring Person, (i) the Company engages in a merger or other business combination transaction in which the Company is not the continuing or surviving corporation or other entity, (ii) the Company engages in a merger or other business combination transaction in which the Company is the continuing or surviving corporation and the Common Stock of the Company are changed or exchanged, or (iii) 50% or more of the Company’s assets or earning power is sold or transferred, each holder of a Right (except Rights that have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the Purchase Price.

Redemption

At any time prior to the earlier of (a) a person becoming an Acquiring Person and (b) the Expiration Date (as defined in the Rights Agreement), the Board may direct the Company to redeem the Rights in whole, but not in part, at a price of $0.001 per Right (payable in cash, Common Stock, or other consideration deemed appropriate by the Board). Immediately upon the action of the Board directing the Company to redeem the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.001 redemption price.

Exchange of Rights

At any time after a person becomes an Acquiring Person but before any person acquires beneficial ownership of 50% or more of the outstanding Common Stock, the Board may direct the Company to exchange the Rights (other than Rights owned by such person or certain related parties, which will have become null and void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment). The Company may substitute shares of A-1 Preferred Stock (or shares of a class or series of the Company’s preferred stock having equivalent rights, preferences, and privileges) for Common Stock at an initial rate of one one-thousandth of a share of A-1 Preferred Stock (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences, and privileges) per share of Common Stock. Immediately upon the action of the Board directing the Company to exchange the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the number of shares of Common Stock (or one ten-thousandth of a share of A-1 Preferred Stock or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences, and privileges) equal to the number of Rights held by such holder multiplied by the exchange ratio.

Adjustments to Prevent Dilution; Fractional Shares

The Board may adjust the Purchase Price, the number of shares of A-1 Preferred Stock or other securities or assets issuable upon exercise of a Right, and the number of Rights outstanding to prevent dilution that may occur (a) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the A-1 Preferred Stock, (b) in the event of a stock dividend on, or a subdivision or combination of, the Common Stock, (c) if holders of the A-1 Preferred Stock are granted certain rights, options, or warrants to subscribe for A-1 Preferred Stock or convertible securities at less than the current market price of the A-1 Preferred Stock, or (d) upon the distribution to holders of the A-1 Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares of A-1 Preferred Stock will be issued (other than fractions that are integral multiples of one one-thousandth of a share of A-1 Preferred Stock), and in lieu thereof, an adjustment in cash may be made based on the market price of the A-1 Preferred Stock on the last trading date prior to the date of exercise.

No Stockholder Rights Prior to Exercise; Tax Considerations

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common shares of the acquiring company or in the event of the redemption of the Rights as set forth above.

Amendment of Rights Agreement

The Company, by action of the Board, may supplement or amend any provision of the Rights Agreement in any respect without the approval of any registered holder of Rights, including, without limitation, in order to (a) cure any ambiguity, (b) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with other provisions of the Rights Agreement, (c) shorten or lengthen any time period under the Rights Agreement, or (d) otherwise change, amend, or supplement any provisions of the Rights Agreement in any manner that the Company deems necessary or desirable; provided, however, that no supplement or amendment made after a person becomes an Acquiring Person shall adversely affect the interests of the registered holders of rights certificates (other than an Acquiring Person or any affiliated or associated person of an Acquiring Person or certain of their transferees) or shall cause the Rights Agreement to become amendable other than in accordance with the amendment provision contained therein. Without limiting the foregoing, the Company may at any time before any person becomes an Acquiring Person amend the Rights Agreements to make provisions of the Rights Agreement inapplicable to a particular transaction by which a person might otherwise become an Acquiring Person or to otherwise alter the terms and conditions of the Rights Agreement as they may apply with respect to any such transaction.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation, as amended, and Bylaws, as amended contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms. These provisions are as follows:

●	Stockholder Meetings. Under our bylaws, only the Board of Directors, the chairman of the Board, the chief executive officer, or the president (in the absence of a chief executive officer) may call special meetings of stockholders.

●	No Cumulative Voting. Our Certificate of Incorporation and bylaws do not provide for cumulative voting in the election of directors.

●	Amendment of Provisions in the Certificate of Incorporation. The Certificate of Incorporation will generally require the affirmative vote of the holders of at least a majority of the outstanding voting stock in order to amend any provisions of the Certificate of Incorporation concerning, among other things:

○	the required vote to amend certain provisions of the Certificate of Incorporation; and

○	the reservation of the Board of Director’s right to amend the amended and restated bylaws.

●	Amendment of the bylaws. An amendment of the bylaws by stockholders requires the affirmative vote of the holders of at least a majority of the outstanding voting stock.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

●	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three (3) years prior to the determination of interested stockholder status, owned fifteen percent (15%) or more of a corporation’s outstanding voting securities.

Potential Effects of Authorized but Unissued Stock

We have shares of Common Stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved Common Stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in our Certificate of Incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock to permit the resale of these shares of Common Stock by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Stockholders may transfer the shares of Common Stock by other means not described in this prospectus. If the Selling Stockholders effects such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the warrants or shares of Common Stock owned by it and, if the Selling Stockholders defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholder against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Jones Day, Los Angeles, California.

EXPERTS

The consolidated financial statements of Mullen Automotive Inc. as of September 30, 2024 and 2023, and for the fiscal years ended September 30, 2024 and 2023, incorporated by reference in this Prospectus, have been audited by RBSM LLP, an independent registered public accounting firm, as stated in their report and included therein. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing. Their report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website, at http://www.sec.gov, that contains registration statements, reports, proxy statements and other information regarding registrants that file electronically with the SEC, including us. Our website address is http://www.mullenusa.com.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the securities we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s website referred to above.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits and schedules attached to the registration statement and the information incorporated by reference, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete, and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed below in “Where You Can Find More Information.” The documents we are incorporating by reference into this prospectus are:

●	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2024, filed with the SEC on January 24, 2025;

●	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2024, filed with the SEC on February 19, 2025;

●	Our Current Reports on Form 8-K filed on October 6, 2023, October 18, 2023, October 27, 2023, November 1, 2023, November 17, 2023 (Form 8-K/A), December 1, 2023, December 21, 2023, December 21, 2023 (Form 8-K/A), December 22, 2023, January 24, 2024, March 5, 2024, March 7, 2024, May 6, 2024, May 24, 2024, June 6, 2024, July 12, 2024, August 1, 2024, August 26, 2024, August 30, 2024, September 13, 2024, September 20, 2024, October 1, 2024, October 2, 2024, October 25, 2024, October 28, 2024, December 9, 2024, December 13, 2024, January 2, 2025, January 22, 2025, January 27, 2025 (two Form 8-K filings) February 6, 2025, February 11, 2025, February 18, 2025, February 28, 2025, March 7, 2025, March 14, 2025, and March 20, 2025;

●	The description of the Common Stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended September 30, 2024, filed with the SEC on January 24, 2025, including any amendments or reports filed for the purpose of updating such description; and

●	The description of the Rights contained in Form 8-A filed with the SEC on May 6, 2024, including any amendments or reports filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or document that is not deemed filed under such provisions, (i) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (ii) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or this prospectus has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. The information in documents that we file in the future will update and supersede the information currently included and incorporated by reference in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

These documents may also be accessed on our website at https://www.mullenusa.com/. Information contained in, or accessible through, our website is not a part of this prospectus.

We will provide without charge to each person, including any beneficial owners, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all reports or documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus, excluding exhibits to those reports or documents unless they are specifically incorporated by reference into those documents. You may request a copy of these documents by writing or telephoning us at the following address:

Mullen Automotive Inc.
1405 Pioneer Street,
Brea, California 92821
Phone: (714) 613-1900
Attention: Corporate Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

EXPENSE	AMOUNT
SEC registration fee	$2,680
Legal fees and expenses	$150,000
Accounting fees and expenses	$10,000
Printing and engraving expenses	$5,000
Miscellaneous expenses	$2,500
$170,180

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Article VIII of our certificate of incorporation, as amended, states that to the fullest extent permitted by the DGCL, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under Article IX of our certificate of incorporation, any person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, including any appeal therefrom, by reason of the fact that he is or was a director or officer of ours or was serving at our request as a director or officer of another entity or enterprise (including any subsidiary), may be indemnified and held harmless by us, and we may advance all expenses incurred by such person in defense of any such proceeding prior to its final determination, if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. The indemnification provided in our bylaws is not exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by the registrant in the three years preceding the date of this registration statement. Unless otherwise indicated, all issuances of shares were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and no underwriting discounts or commissions were paid with respect to the issuance of the securities. Share and price per amount below are not adjusted to reflect reverse stock splits that have been effectuated after such issuances.

On January 18, 2022, the Company approved the issuance of an aggregate of 1,908,000 shares of Common Stock to certain employees of the Company. In February 2022, the Company issued 1,000,000 shares of Common Stock to Preferred Management Partners, Inc.

On March 24, 2022, the Company issued 428,382 shares of Common Stock to the Company’s chief executive officer, David Michery.

On March 25, 2022, the Company issued 4,969,357 shares of Series C Preferred Stock. par value $0.001 per share (“Series C Preferred Stock”), and warrants to purchase 17,111,236 shares of Common Stock for an aggregate purchase price of approximately $43.9 million.

On June 7, 2022 and as amended on June 23, 2022, the Company entered into a securities purchase agreement (the “Series D Purchase Agreement”) with certain accredited investors to purchase an aggregate of $275 million of the Company’s Series D Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”), and five-year warrants exercisable for shares of Common Stock.

On September 7, 2022, in connection with the acquisition of Bollinger Motors, Inc., the Company agreed to pay the sellers an aggregate of up to approximately $71.2 million consisting of $30 million in cash and $41.2 million worth of shares of the Company’s Common Stock, equal to 63,599,876 shares.

On September 19, 2022, the Company and the investors entered into Amendment No.2 to the Series D Purchase Agreement, whereby the investors purchased Series D Preferred Shares in the aggregate value of $35,000,000 from the Company and the Company issued to the investors 79,926,925 shares of Series D Preferred Stock and warrants exercisable for 147,864,810 shares of Common Stock.

On October 14, 2022, the Company entered into an Exchange Agreement (the “2022 Exchange Agreement”) with Esousa pursuant to which Esousa acquired a new secured convertible promissory note in exchange for the convertible note dated June 17, 2022 (the “2022 Exchange Note”). The 2022 Exchange Note has a principal amount of $12,945,914. Esousa may elect to convert all or any portion of the then-outstanding principal balance of the 2022 Exchange Note into that number of shares of Common Stock equal to the number obtained by dividing the outstanding principal balance of the 2022 Exchange Note to be so converted at a 5% discount to the lowest daily volume-weighted average price in the 10 trading days prior to conversion based on the prevailing market value of shares of the Common Stock of the Company as reported on Nasdaq at close on the date on which a written notice of conversion is delivered to the Company.

On October 25, 2022, the Company’s Board of Directors approved a settlement agreement with Esousa and authorized the issuance of 23,000,000 shares of Common Stock to Esousa to settle any potential claims related to the 2022 Exchange Agreement.

On November 14, 2022, the Company entered into a Subscription and Investment Representation Agreement with David Michery, its Chief Executive Officer, who is an accredited investor pursuant to which the Company issued and sold one share of the Company’s Series AA Preferred Stock, par value $0.001 per share, to the purchaser for $25,000.00 in cash. The Series AA Preferred Stock was subsequently canceled and eliminated on January 30, 2023.

On November 15, 2022, the Company and the investors entered into Amendment No. 3 to the Series D Purchase Agreement, whereby the investors paid $150 million for notes convertible into shares of the Common Stock and for no additional consideration, for every share of Common Stock issued to the investor upon conversion of such note, the holder shall receive warrants exercisable for 185% of the Company’s Common Stock at an exercise price equal to the conversion price applicable at the time of conversion of such note, subject to further adjustment as provided in the warrants. The shares issuable under the notes have been issued pursuant to the exemption from registration set forth in Section 3(a)(9) of the Securities Act, which permits an issuer to exchange new securities for existing securities exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

On March 14, 2023, in connection with the entry of an IP Agreement with a business partner in connection with the settlement of an arbitration matter, the Company issued to the business partner warrants to purchase up to 75,000,000 shares of the Company’s Common Stock.

On June 5, 2023, the Company entered into a letter agreement in connection with the Series D Purchase Agreement (as amended), pursuant to which the Company agreed to issue to Acuitas Capital LLC (“Acuitas”) (1) 19,493,071 shares of the Company’s Common Stock. (2) pre-funded warrants exercisable for 8,074,124 shares of Common Stock and (3) warrants exercisable for 50,999,310 shares of Common Stock.

On June 12, 2023, the Company entered into a letter agreement in connection with the Series D Purchase Agreement (as amended), pursuant to which the Company agreed to issue to the Series D Preferred Stock investors (1) 54,700,517 shares of the Company’s Common Stock, (2) pre-funded warrants exercisable for 49,466,145 shares of Common Stock and (3) warrants exercisable for 192,708,321 shares of Common Stock after receiving $45 million commitment amount under the Series D Purchase Agreement (as amended).

On June 21, 2023 and June 26, 2023, certain accredited investors in the Company exercised an option to purchase additional shares of Series D Preferred Stock in an amount equal to such investors’ pro rata investment of $100 million in the Company pursuant to the Series D Purchase Agreement (as amended). Specifically, on June 22, 2023 and June 26, 2023, the Company and the Series D Preferred Stock investors entered into a letter agreement in connection with the Series D Purchase Agreement (as amended), pursuant to which the Company agreed to issue (1) 165,357,735 shares of the Company’s Common Stock, (2) pre-funded warrants exercisable for 457,343,268 shares of Common Stock; and (3) warrants exercisable for 684,971,101 shares of Common Stock. On June 20, 2023, the Company entered into a letter agreement with Acuitas pursuant to which the pre-funded warrants exercisable for 8,074,124 shares of Common Stock and warrants exercisable for 50,999,310 shares of Common Stock were cancelled in exchange for $13 million investment and warrants exercisable for 18,058,507 shares of Common Stock at an exercise price of $0.52 per share.

On May 14, 2024, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”), with certain investors, pursuant to which upon the terms and subject to the conditions contained therein, the investors agreed to purchase an aggregate principal amount of $52.6 million of 5% Original Issue Discount Senior Secured Notes convertible into shares of Common Stock (the “Notes”) and five-year warrants exercisable for shares of Common Stock (the “Warrants”). Upon execution of the Securities Purchase Agreement, the investors purchased an initial aggregate principal amount of $13.2 million, or $12.5 million including the 5% original issue discount, of Notes and also received Warrants exercisable, based on a cash exercise, for an aggregate of 4,793,402 shares of Common Stock; on July 9, 2024, the investors purchased an additional initial aggregate principal amount of $10.5 million, or $10.0 million including the 5% original issue discount, of Notes and also received Warrants exercisable, on a cash exercise, for an aggregate of 3,834,726 shares of Common Stock; and on July 15, 2024, investors purchased an additional initial aggregate principal amount of $29.0 million, or $27.5 million including the 5% original issue discount, of Notes and also received Warrants exercisable, on a cash exercise, for an aggregate of 10,545,490 shares of Common Stock. For a certain period, the investors have investment rights to purchase from time to time additional Notes in the aggregate principal amount of up to approximately $52.6 million and related Warrants on the same terms and conditions.

On May 21, 2024, the Company entered into the ELOC Purchase Agreement with Esousa, pursuant to which Esousa has agreed to purchase from the Company, at the Company’s direction from time to time, in its sole discretion, from and after July 5, 2024, and until the earlier of (i) the 36-month anniversary of the commencement date thereof or (ii) the termination of the ELOC Purchase Agreement in accordance with the terms thereof, shares of Common Stock, having a total maximum aggregate purchase price of $150,000,000, upon the terms and subject to the conditions and limitations set forth therein. On August 27, 2024, the Company issued 13,816,105 shares of Common Stock to Esousa as commitment shares pursuant to the terms of the ELOC Purchase Agreement. On September 12, 2024, the Company issued an additional 10,977,300 shares of Common Stock to Esousa as commitment shares pursuant to the ELOC Purchase Agreement. On October 23, 2023, the Company issued 502,066 shares of Common Stock.

On May 31, 2024, the Company entered into the Settlement Agreement with Ault Lending pursuant to which the Company issued $3 million of, or 76,923, shares of the Company’s Series E Preferred Stock in exchange for the cancellation of 1,211,299 shares of the Company’s Series C Preferred Stock held by Ault Lending. Pursuant to the terms of the Company’s Certificate of Incorporation, such shares of Series C Preferred Stock had a redemption value of approximately $14.9 million and aggregate accrued dividends of approximately $4.2 million.

On May 13, 2024, the Company entered into a Settlement Agreement and Stipulation (the “SAA”) with Silverback Capital Corporation (“SCC”), pursuant to which the Company agreed to issue Common Stock to SCC in exchange for the settlement of an aggregate of $4,623,655 (the “Settlement Amount”) to resolve outstanding overdue liabilities with different vendors. On May 29, 2024, the Circuit Court of the Twelfth Judicial Circuit in and for Manatee County, Florida (the “Court”), entered an order (the “Order”) approving, among other things, the fairness of the terms and conditions of an exchange pursuant to Section 3(a)(10) of the Securities Act in accordance with a stipulation of settlement, pursuant to the SSA between the Company and SCC. Pursuant to the terms of the SSA approved by the Order, the Company agreed to issue to SCC shares (the “Settlement Shares”) of Common Stock. The Settlement Agreement provides that the Settlement Shares will be issued in one or more tranches, as necessary, sufficient to satisfy the Settlement Amount through the issuance of securities issued pursuant to Section 3(a)(10) of the Securities Act. Pursuant to the SSA, SCC may deliver requests to the Company for additional shares of Common Stock to be issued to SCC until the Settlement Amount is paid in full, provided that any excess shares issued to SCC will be cancelled. In connection with the SSA, from May 31, 2024 through August 21, 2024, the Company issued an aggregate of 6,381,215 shares of Common Stock to SCC.

On July 8, 2024, Ault Lending exchanged all of its shares of Series E Preferred Stock for an initial aggregate principal amount of $3.2 million, or $3.0 million including the 5% original issue discount, of Notes and Warrants to purchase, based on a cash exercise, 1,150,416 shares of Common Stock (subject to adjustment).

On September 25 and 27 and October 2, 2024, pursuant to Additional Investment Right in the Securities Purchase Agreement, the investors purchased an additional initial aggregate principal amount of approximately $13.2 million (or $12.5 million excluding the 5% original issue discount) of Notes and also received Warrants exercisable, based on a cash exercise, for an aggregate of 48,928 shares of Common Stock.

From October 23, 2024 to October 31, 2024, the Company issued an aggregate of 975,000 shares (the “Shares”) of Common Stock, in accordance with a settlement agreement dated October 21, 2024 (the “Settlement Agreement”) whereby the Company agreed to issue to a note holder (the “Holder”) $3.0 million (the “Settlement Amount”) of shares of its Common Stock in exchange for the satisfaction and cancellation of all obligations related to approximately $4.5 million of secured promissory notes. Pursuant to the terms of the Settlement Agreement, the number of shares of Common Stock issued to the Holder for the Settlement Amount was and will be based on the closing price of the Common Stock on the day immediately preceding such issuance, subject to an ownership limitation of 9.99%. The Shares were issued, and additional shares of Common Stock issued pursuant to the Settlement Agreement will be issued, in reliance on the exemption from the registration requirements of Section 3(a)(9) of the Securities Act of 1933, as amended, which applies to transactions in which a security is exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

On December 12, 2024, as part of the Additional Investment Right, certain investors purchased an additional aggregate principal amount of approximately $4.4 million (or $4.6 million including the 5% original issue discount) of Notes and also received Warrants exercisable on a cash basis for an aggregate of 16,862 shares of Common Stock. For a certain period, the investors have investment rights to purchase from time to time additional Notes in the aggregate principal amount of up to approximately $4.6 million and related Warrants on the same terms and conditions.

On December 26, and December 30, 2024, as part of the Additional Investment Right, the Company issued an additional aggregate principal amount of approximately $4.2 million (or $4.0 million including the 5% original issue discount) of 5% Original Issue Discount Senior Secured Notes that are convertible into shares of Common Stock, and five-year warrants exercisable on a cash basis for an aggregate of 8,255,933 shares of Common Stock.

On December 31, 2024, as part of the Additional Investment Right, an investor purchase an additional aggregate principal amount of approximately $5.3 million (or $5.0 million including 5% original issue discount) of Notes and also received Warrants exercisable on a cash basis for an aggregate of 19,171 shares of Common Stock. For a certain period, the investor has investment rights to purchase from time to time additional Notes in the aggregate principal amount of up to approximately $5.3 million and related Warrants on the same terms and conditions.

On January 23, 2025, the Company entered into a securities purchase agreement with certain investors, pursuant to which upon the terms and subject to the conditions contained therein, the investors purchased an aggregate principal amount of approximately $6.3 million of 5% Original Issue Discount Secured Notes convertible into shares of Common Stock, and five-year warrants exercisable on a cash basis for an aggregate of 32,388,664 shares of Common Stock. For a certain period, the investors have investment rights to purchase from time to time additional Notes in the aggregate principal amount of up to approximately $6.3 million and related Warrants on the same terms and conditions.

On February 5, 2025, the Company entered into a securities purchase agreement with certain investors, pursuant to which upon the terms and subject to the conditions contained therein, the investors purchased an aggregate principal amount of approximately $3.1 million of 5% Original Issue Discount Secured Notes convertible into shares of Common Stock, and five-year warrants exercisable on a cash basis for an aggregate of 25,178,949 shares of Common Stock. For a certain period, the investors have investment rights to purchase from time to time additional Notes in the aggregate principal amount of up to approximately $3.1 million and related Warrants on the same terms and conditions.

On February 20, and February 24, 2025, as part of an Additional Investment Right, certain investors purchased an additional aggregate principal amount of approximately $2.1 million (or $2.0 million including 5% original issue discount) of Notes and also received Warrants exercisable on a cash basis for an aggregate of 985,577 shares of Common Stock.

On March 6, 2025, the Company entered into a securities purchase agreement with certain investors, pursuant to which upon the terms and subject to the conditions contained therein, the investors purchased an aggregate principal amount of approximately $4.0 million of 5% Original Issue Discount Secured Notes convertible into shares of Common Stock, and five-year warrants exercisable on a cash basis for 4,545,456 shares of Common Stock. For a certain period, the investors have investment rights to purchase from time to time additional Notes in the aggregate principal amount of up to approximately $4.0 million and related Warrants on the same terms and conditions.

On March 20, 2025, as part of an Additional Investment Right, Esousa purchased an additional aggregate principal amount of approximately $1.6 million (or $1.5 million including 5% original issue discount) of Notes and also received Warrants exercisable on a cash basis for an aggregate of 9,868,422 shares of Common Stock.

On March 26, 2025, as part of an Additional Investment Right, TD Capital purchased an additional aggregate principal amount of approximately $1.2 million (or $1.1 million including 5% original issue discount) of Notes and also received Warrants.

On March 28, 2025, as part of Additional Investment Rights, JADR and Esousa purchased an additional aggregate principal amount of approximately $726,315 and $1.4 million (or $690,000 and $1.35 million including 5% original issue discount) of Notes and also received Warrants exercisable on a cash basis for an aggregate of 62,079 and 25,837,321 shares of Common Stock, respectively.

On April 4, 2025, as part of Additional Investment Rights, Esousa purchased an additional aggregate principal amount of approximately $1.5 million (or $1.4 million including 5% original issue discount) of Notes and also received Warrants.

Item 16. Exhibits and Financial Statement Schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

		Incorporated by Reference				Filed/ Furnished
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
2.1+	Common Stock Purchase Agreement, dated as of September 7, 2022, by and among Mullen Automotive Inc., Bollinger Motors, Inc., and Robert Bollinger.	8-K	001-34887	2.1	09/08/2022
2.1(a)	First Amendment to the Common Stock Purchase Agreement, dated as of October 7, 2022, by and among Mullen Automotive Inc., Bollinger Motors, Inc., and Robert Bollinger.	8-K	001-34887	2.1	10/14/2022
2.1(b)	First Amendment to the Cash Escrow Agreement, dated as of October 7, 2022, by and among Mullen Automotive Inc., Bollinger Motors, Inc., Robert Bollinger and Continental Stock Transfer & Trust Company.	8-K	001-34887	2.2	10/14/2022
2.1(c)	First Amendment to the Stock Reservation Agreement, dated as of October 7, 2022, by and among Mullen Automotive Inc., Bollinger Motors, Inc., Robert Bollinger and Continental Stock Transfer & Trust Company.	8-K	001-34887	2.3	10/14/2022
2.2	Common Stock Purchase Agreement, dated as of September 7, 2022, by and among Mullen Automotive Inc. and Robert Bollinger.	8-K	001-34887	2.2	09/08/2022
2.3	Common Stock Purchase Agreement, dated as of September 7, 2022, by and among Mullen Automotive Inc. and John Masters.	8-K	001-34887	2.3	09/08/2022
2.4+	Common Stock Purchase Agreement, dated as of September 7, 2022, by and among Mullen Automotive Inc. and Seaport Global Asset Management SPV LLC - Series A.	8-K	001-34887	2.4	09/08/2022
2.5+	Asset Purchase Agreement dated September 16, 2022 between the Company and David W. Carickhoff, solely as Chapter 7 trustee of the Bankruptcy Estates of Electric Last Mile Solutions, Inc. and Electric Last Mile, Inc.	8-K	001-34887	10.1	09/19/2022
3.1(a)	Second Amended and Restated Certificate of Incorporation of Mullen Automotive Inc., dated November 5, 2021	8-K	001-34887	3.2	11/12/2021
3.1(b)	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Mullen Automotive Inc., dated March 8, 2022	8-K	001-34887	3.1	03/10/2022
3.1(c)	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation filed on July 26, 2022	8-K	001-34887	3.1	07/27/2022
3.1(d)	Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock.	S-3ASR	333-267502	4.1(c)	09/19/2022
3.1(e)	Certificate of Mullen Automotive Inc. Increasing Number of Shares of Preferred Stock Designated as Series D Convertible Preferred Stock.	S-3ASR	333-267913	4.1(d)	10/17/2022
3.1(f)	Certificate of Designation of Series AA Preferred Stock, filed November 14, 2022	8-K	001-34887	3.1	11/14/2022
3.1(g)	Certificate of Cancellation filed on January 30, 2023	8-K	001-34887	3.1	01/30/2023

		Incorporated by Reference				Filed/ Furnished
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
3.1(h)	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation filed on January 30, 2023	8-K	001-34887	3.2	01/30/2023
3.1(i)	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation filed on May 3, 2023	8-K	001-34887	3.1	05/05/2023
3.1(j)	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation filed on August 10, 2023	8-K	001-34887	3.1	08/11/2023
3.1 (k)	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation filed on December 20, 2023	8-K/A	001-34887	3.1	12/21/2023
3.1(l)	Certificate of Designation of Rights, Preferences and Privileges of Series A-1 Junior Participating Preferred Stock filed on May 1, 2024	8-K	001-34887	3.1	5/6/2024
3.1(m)	Certificate of Mullen Automotive Inc. of Preferred Stock Designated as Series E Preferred Stock filed on May 31, 2024.	8-K	001-34887	3.1	6/6/2024
3.1(n)	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation filed on September 16, 2024	8-K	001-34887	3.1	9/20/2024
3.1(o)	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation filed on February 14, 2025.	8-K	001-34887	3.1	2/18/2025
3.2	Amended and Restated Bylaws, as of November 30, 2023	10-K	001-34887	3.2	1/17/2024
4.1	Description of Company’s Securities	10-K	001-34887	4.1	01/24/2025
4.2	Rights Agreement dated as of May 1, 2024, by and between the Company and Continental Stock Transfer & Trust Company, as rights agent, which includes as Exhibit B and Exhibit C the Form of Common Rights Certificate and the Form of Preferred Rights Certificate, respectively.	8-K	001-34887	4.1	05/6/2024
4.2(a)	First Amendment to Rights Agreement dated February 5, 2025 between the Company and Continental Stock Transfer & Trust Company, as rights agent	8-K	001-34887	4.1	2/11/2025
5.1	Opinion of Jones Day					✔
10.1#	Mullen Automotive Inc. 2022 Equity Incentive Plan	DEF 14A	001-34887	Appx B	06/24/2022
10.1(a)#	Amendment to 2022 Equity Incentive Plan dated August 3, 2023	8-K	001-34887	10.1	08/07/2023
10.1(b)#	Amendment to 2022 Equity Incentive Plan dated September 9, 2024	8-K	001-34887	10.1	9/13/2024
10.1(c)#	Amendment to 2022 Equity Incentive Plan dated March 13, 2025	8-K	001- 34887	10.1	3/14/2025
10.1(d)#	Form of Stock Option Agreement under 2022 Equity Incentive Plan	10-K	001-34887	10.2(a)	1/13/2023
10.1(e)#	Form of Restricted Stock Agreement under 2022 Equity Incentive Plan	10-K	001-34887	10.2(b)	1/13/2023
10.1(f)#	Form of Restricted Stock Unit Agreement under 2022 Equity Incentive Plan	10-K	001-34887	10.2(c)	1/13/2023
10.2#	CEO Performance Stock Award Agreement dated May 5, 2022 between Mullen Automotive Inc. and David Michery	8-K	001-34887	10.2	07/27/2022
10.3#	CEO Performance Stock Award Agreement dated June 8, 2023 between Mullen Automotive Inc. and David Michery	8-K	001-34887	10.2	08/07/2023
10.3(a)#	Amendments to 2022 Performance Stock Award Agreement and 2023 Performance Stock Award Agreement dated December 27, 2024 between Mullen Automotive Inc. and David Michery	10-K	001-34887	10.3(a)	01/24/2025

		Incorporated by Reference				Filed/ Furnished
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
10.4	Amended and Restated Secured Convertible Note and Security Agreement dated June 17, 2022 Esousa Holdings LLC	8-K	001-34887	10.1	06/21/2022
10.4(a)	Letter Agreement (Sale of Note) dated June 17, 2022	8-K	001-34887	10.2	06/21/2022
10.4(b)	Exchange Agreement, dated as of October 14, 2022, by and among Mullen Automotive Inc. and Esousa Holdings LLC.	8-K	001-34887	10.1	10/21/2022
10.4(c)	Secured Convertible Note and Security Agreement dated October 14, 2022 with Esousa Holdings LLC.	8-K	001-34887	10.2	10/21/2022
10.5#	Amended and Restated Employment Agreement, dated as of June 1, 2021, by and between David Michery and Mullen Technologies, Inc.	S-4/A	333-256166	10.10	07/22/2021
10.6	Transition Services Agreement, dated as of May 12, 2021, by and between Mullen Technologies, Inc. and Mullen Automotive Inc.	S-4/A	333-256166	10.14	07/22/2021
10.6(a)	Termination Agreement, dated January 15, 2024, by and between Mullen Technologies, Inc. and Mullen Automotive Inc.	10-K	001-34887	10.6(a)	1/17/2024
10.7	Tax Sharing Agreement, dated May 12, 2021, by and among Mullen Technologies, Inc. and Mullen Automotive Inc.	S-4/A	333-256166	10.15	07/22/2021
10.8	Consultant Agreement dated October 26, 2021 between the Company and Mary Winter	10-K	001-34887	10.25	12/29/2021
10.9	Loan Commitment with NuBridge Commercial Lending executed February 23, 2022	8-K	001-34887	10.2	02/28/2022
10.9(a)	Guaranty dated March 7, 2022 between NuBridge Commercial Lending, LLC and David Michery	10-Q	001-34887	10.4(a)	05/16/2022
10.10	Securities Purchase Agreement dated June 7, 2022 for Series D Preferred Stock and Warrants	8-K	001-34887	10.1	06/10/2022
10.10(a)	Amendment No. 1 dated June 23, 2022 to Securities Purchase Agreement dated June 7, 2022	8-K	001-34887	10.1	06/24/2022
10.10(b)	Amendment No. 2 dated September 19, 2022 to Securities Purchase Agreement dated June 7, 2022	S-3ASR	333-267502	99.3	09/19/2022
10.10(c)	Amendment No. 3 to the Securities Purchase Agreement, dated November 15, 2022, by and between Mullen Automotive Inc. and the buyers named therein	8-K	001-34887	10.1	11/21/2022
10.10(d)	Form of Convertible Note dated November 15, 2022	8-K	001-34887	10.2	11/21/2022
10.10(e)	Amendment No. 4 to the Securities Purchase Agreement, dated April 3, 2023, by and between Mullen Automotive Inc. and the buyers named therein	8-K	001-34887	10.1	04/07/2023
10.10(f)	Form of Promissory Note	8-K	001-34887	10.2	04/07/2023
10.10(g)	Letter Agreement, dated May 15, 2023, by and among Mullen Automotive Inc. and the buyers named therein	8-K	001-34887	10.1	05/19/2023
10.10(h)	Letter Agreement, dated June 5, 2023, by and between Mullen Automotive Inc. and Acuitas Capital LLC	8-K	001-34887	10.1	06/05/2023
10.10(i)	Letter Agreement, dated June 12, 2023, by and between Mullen Automotive Inc. and the buyers named therein	8-K	001-34887	10.1	06/12/2023
10.10(j)	Letter Agreement, dated June 22, 2023, by and between Mullen Automotive Inc. and the buyers named therein.	8-K	001-34887	10.1	06/26/2023
10.10(k)	Letter Agreement, dated June 26, 2023, by and between Mullen Automotive Inc. and Ault Lending, LLC	8-K	001-34887	10.2	06/26/2023
10.10(l)	Letter Agreement, dated June 20, 2023, by and between Mullen Automotive Inc. and Acuitas Capital LLC.	8-K	001-34887	10.3	06/26/2023

		Incorporated by Reference				Filed/ Furnished
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
10.11	Lease dated June 29, 2022 between the Company and Lakeview Business Center, LLC	10-Q	001-34887	10.7	08/12/2022
10.12	Consulting Agreement dated January 12, 2022 between the Company and Ignacio Novoa	10-Q	001-34887	10.8	08/12/2022
10.13	Firm Order Agreement dated December 12, 2022, between Randy Marion Isuzu, LLC and the Company	8-K	001-34887	10.1	12/15/2022
10.14#	Offer Letter with Jonathan New dated September 7, 2022	10-K	001-34887	10.22	1/13/2023
10.15	Settlement Agreement dated January 13, 2023 with Acuitas, J. Fallon and Mank Capital	10-K	001-34887	10.23	1/13/2023
10.15(a)	Form of Promissory Note	10-K	001-34887	10.23(a)	1/13/2023
10.16	Waiver Agreement dated January 12, 2023 with Series C Preferred Stockholders	10-K	001-34887	10.24	1/13/2023
10.17	Settlement Agreement dated January 13, 2023 with respect to Series D Securities Purchase Agreement	10-K	001-34887	10.25	1/13/2023
10.17(a)	Form of Warrant	10-K	001-34887	10.25(a)	1/13/2023
10.17(b)	Amendment to the Settlement Agreement, dated March 2, 2023, by and between Mullen Automotive Inc. and Acuitas Capital LLC	8-K	001-34887	10.1	03/06/2023
10.18	Settlement Agreement, dated as of March 14, 2023, by and among Mullen Automotive Inc., Qiantu Motor (Suzhou) Ltd., and Qiantu Motor USA, Inc.	10-Q	001-34887	10.5	05/15/2023
10.18(a)+	Intellectual Property and Distribution Agreement, dated as of March 14, 2023, by and among Mullen Automotive Inc., Qiantu Motor (Suzhou) Ltd., and two affiliates of Qiantu Motor (Suzhou) Ltd.	10-Q	001-34887	10.5(a)	05/15/2023
10.19#	Employment Agreement between the Company and Chester Bragado dated March 21, 2023	10-Q	001-34887	10.6	05/15/2023
10.20	Promissory Note dated March 31, 2023 from Mullen Technologies, Inc. to Mullen Automotive Inc., and Addendum dated August 12, 2023	10-K	001-34887	10.20	1/17/2024
10.21	Change of Control Agreement dated August 14, 2023 between Mullen Automotive Inc. and David Michery	10-K	001-34887	10.21	1/17/2024
10.22	Form of Change of Control Agreement dated August 14, 2023 between Mullen Automotive Inc. and each non-employee director	10-K	001-34887	10.22	1/17/2024
10.23	Securities Purchase Agreement, dated December 18, 2023, by and among Mullen Automotive Inc. and the purchaser named therein	8-K	001-34887	10.1	12/22/2023
10.24	Commitment Letter dated May 14, 2024	10-Q	001-34887	10.2	5/14/2024
10.25	Securities Purchase Agreement dated May 14, 2024 by and among Mullen Automotive Inc. and the purchasers named therein	10-Q	001-34887	10.3	5/14/2024
10.25(a)	Form of Convertible Note	10-Q	001-34887	10.3(a)	5/14/2024
10.25(b)	Form of Warrant	10-Q	001-34887	10.3(b)	5/14/2024
10.25(c)	Registration Rights Agreement dated May 14, 2024 by and among Mullen Automotive Inc. and the purchasers named therein	10-Q	001-34887	10.3(c)	5/14/2024
10.25(d)	Additional Investment Right Agreement dated December 12, 2024 by and among Mullen Automotive Inc. and the purchasers named therein	10-K	001-34887	10.25(d)	01/24/2025

		Incorporated by Reference				Filed/ Furnished
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
10.25(e)	Additional Investment Rights Agreement dated December 31, 2024 by and among Mullen Automotive Inc. and the purchaser named therein	10-K	001-34887	10.25(e)	01/24/2025
10.25(f)	Warrant Exchange Agreement dated February 7, 2025	S-1	001- 34887	10.25(f)	03/4/2025
10.26	Common Stock Purchase Agreement, dated as of May 21, 2024, by and between the Company and the Investor	8-K	001-34887	10.1	5/24/2024
10.26(a)	Registration Rights Agreement, dated as of May 21, 2024, by and between the Company and the Investor	8-K	001-34887	10.2	5/24/2024
10.27	Settlement Agreement and Release, dated May 31, 2024, by and between Mullen Automotive Inc. and the investor thereto.	8-K	001-34887	10.1	6/6/2024
10.28	Settlement Agreement and Release, dated May 13, 2024, by and between Mullen Automotive Inc. and Silverback Capital Corporation	10-Q	001-34887	10.1	8/12/2024
10.29	Purchase Agreement dated August 23, 2024 between the Mullen Automotive Inc, VoltiE Group and Volt Mobility Holding Ltd.	8-K	001-34887	10.1	8/26/2024
10.29(a)	Amendment to Purchase Agreement dated November 4, 2024	10-K	001-34887	10.29(a)	01/24/2025
10.30	Amended and Restated Secured Promissory Note dated October 24, 2024 issued by Bollinger Motors, Inc.	8-K	001-34887	10.1	10/28/2024
10.31	Settlement Agreement and Stipulation dated November 19, 2024 between Mullen Automotive Inc and investors named therein (Form of Pre-Funded Warrant attached as Exhibit A)	10-K	001-34887	10.31	01/24/2025
10.32	Asset Purchase Agreement dated July 18, 2024 between Mullen Automotive Inc and Mullen Technologies, Inc	10-K	001-34887	10.32	01/24/2025
10.33#+	Employment Agreement dated August 5, 2024 between Mullen Automotive Inc. and John Taylor	10-K	001-34887	10.33	01/24/2025
10.34	Securities Purchase Agreement dated January 23, 2025	8-K	001-34887	10.1	01/27/2025
10.34(a)	Form of Convertible Note	8-K	001-34887	10.1(a)	01/27/2025
10.34(b)	Form of Warrant	8-K	001-34887	10.1(b)	01/27/2025
10.34(c)	Registration Rights Agreement dated January 23, 2025	8-K	001-34887	10.1(c)	01/27/2025
10.35	Securities Purchase Agreement dated February 5, 2025	8-K	001-34887	10.1	02/11/2025
10.35(a)	Form of Convertible Note	8-K	001-34887	10.1(a)	02/11/2025
10.35(b)	Form of Warrant	8-K	001-34887	10.1(b)	02/11/2025
10.35(c)	Registration Rights Agreement dated February 5, 2025	8-K	001-34887	10.1(c)	02/11/2025
10.36	Securities Purchase Agreement dated March 6, 2025	8-K	001- 34887	10.1	03/7/2025
10.36(a)	Form of Convertible Note	8-K	001- 34887	10.1(a)	03/7/2025
10.36(b)	Form of Warrant	8-K	001- 34887	10.1(b)	03/7/2025
10.36(c)	Registration Rights Agreement dated March 6, 2025	8-K	001- 34887	10.1(c)	03/7/2025
16.1	Letter from Daszkal Bolton LLP dated March 3, 2023	8-K	001-34887	16.1	03/03/2023
21.1	List of Subsidiaries	10-K	001-34887	21.1	01/24/2025
23.1	Consent of Independent Registered Public Accounting Firm (RBSM LLP)					✔
23.2	Consent of Jones Day					(included in Exhibit 5.1)
24.1	Power of Attorney					✔
107	Filing Fee Table					✔

#	Indicates management compensatory plan, contract or arrangement.
+	Mullen Automotive Inc. has omitted certain exhibits pursuant to Item 601(a)(5) of Regulation S-K and shall furnish supplementally to the Securities and Exchange Commission copies of any of the omitted exhibits upon request by the SEC.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of Title 17 of the Code of Federal Regulations), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of Title 17 of the Code of Federal Regulations);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Brea, California as of April 7, 2025.

MULLEN AUTOMOTIVE INC.

By:	/s/ David Michery
David Michery
Chief Executive Officer, President and Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of David Michery and Jonathan New, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Michery	Chief Executive Officer, President and Chairman of the Board	April 7, 2025
David Michery	(Principal Executive Officer)

/s/ Jonathan New	Chief Financial Officer	April 7, 2025
Jonathan New	(Principal Financial Officer)

/s/ Chester Bragado	Chief Accounting Officer	April 7, 2025
Chester Bragado	(Principal Accounting Officer)

/s/ Mary Winter	Secretary and Director	April 7, 2025
Mary Winter

/s/ John Andersen	Director	April 7, 2025
John Andersen

/s/ Ignacio Novoa	Director	April 7, 2025
Ignacio Novoa

/s/ Kent Puckett	Director	April 7, 2025
Kent Puckett

/s/ Mark Betor	Director	April 7, 2025
Mark Betor

/s/ William Miltner	Director	April 7, 2025
William Miltner